                                                        Registration No. [     ]
     As filed with the Securities and Exchange Commission on July 30, 1999
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                         ST. JOSEPH CAPITAL CORPORATION
           (Exact name of the registrant as specified in its charter)

   DELAWARE                 35-1977746                     6022
(State or other            (I.R.S. Employer      (Primary Standard Industrial
jurisdiction of           Identification No.)     Classification Code Number)
incorporation or
 organization)

                           3820 EDISON LAKES PARKWAY
                            MISHAWAKA, INDIANA 46545
                                 (219) 273-9700
       (Address, including zip code, and telephone number of registrant's principal executive office)

                                JOHN W. ROSENTHAL
                                    PRESIDENT
                         ST. JOSEPH CAPITAL CORPORATION
                            3820 EDISON LAKES PARKWAY
                            MISHAWAKA, INDIANA 46545
                                 (219) 273-9700
            (Name, address and telephone number of agent for service)

                                 With copies to:
                             JOHN E. FREECHACK, ESQ.
                             DENNIS R. WENDTE, ESQ.
                BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG
                         333 W. WACKER DRIVE, SUITE 2700
                             CHICAGO, ILLINOIS 60606
                                 (312) 984-3100

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
Title of Each Class of Securities to    Dollar amount      Proposed Maximum       Proposed Maximum     Amount of Registration
            be Registered              to be Registered     Price per Unit       Aggregate Offering            Fee(1)
                                                                                       Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value           $5,000,000(2)         $________            $_____________              $1,390
====================================================================================================================================

(1)      The registration fee is calculated in accordance with Rule 457 (a).
(2)      St. Joseph may sell an additional $3,000,000 of common shares.

THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED AUGUST __, 1999


                                   $5,000,000

                         ST. JOSEPH CAPITAL CORPORATION
                                     [LOGO]

                                  COMMON STOCK

                               -------------------

         St. Joseph Capital Corporation is offering $5 million of shares of its common stock for sale to current stockholders. Only St. Joseph stockholders of record as of [MAILING DATE OF PRELIMINARY PROSPECTUS], 1999 and who reside in Indiana, Illinois, Ohio, Michigan, Wisconsin or Florida are eligible to purchase shares of common stock through this offering.

         St. Joseph's common stock is traded on the OTC Bulletin Board under the trading symbol "SJOE". On August __, the last reported sale price for the common stock was $___ per share.

                               -------------------

         INVESTING IN COMMON STOCK INVOLVES RISKS. WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6, WHERE WE DESCRIBE SPECIFIC RISKS RELATED TO AN INVESTMENT IN THE COMMON STOCK AND RISKS RELATING TO ST. JOSEPH, ALONG WITH THE REMAINDER OF THIS PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION.
                               -------------------

         THESE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                    PER COMMON SHARE            TOTAL
                                                                   -------------------------------------
Public offering price                                               $[______]                 $5,000,000
Proceeds, before expenses, to St. Joseph Capital Corporation        $[______]                 $5,000,000


         St. Joseph is offering the shares directly to its stockholders and has not engaged any underwriter to underwrite the shares being offered. St. Joseph will offer up to an additional $3 million of its common stock to cover over-subscriptions, if any.



--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------


            The date of this prospectus is [_________________], 1999.

                                TABLE OF CONTENTS

                                                 Page                                                         Page
-----------------------------------------------------        -----------------------------------------------------
Cautionary Statements...............................1        Management's Discussion and Analysis of
Summary.............................................2           Financial Condition and Results of
Selected Consolidated Financial Data................4           Operations......................................20
Risk Factors........................................6        Management.........................................39
Who May Invest......................................8        Certain Transactions...............................43
Use of Proceeds.....................................9        Principal Stockholders.............................43
Determination of the Offering Price                          Description of Capital Securities..................44
   of the Stock.....................................9        Shares Eligible for Future Sale....................46
Prior Market Prices and Dividend Policy.............9        Legal Matters......................................46
Business...........................................10        Experts............................................47
Supervision and Regulation.........................13        Where You Can Find Information.....................47
                                                             Index to Financial Statements.....................F-1




         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE FRONT COVER, BUT THE INFORMATION MAY HAVE CHANGED SINCE THAT DATE.



                              CAUTIONARY STATEMENTS

         Statements which are not historical facts contained or incorporated by reference in this prospectus are forward-looking statements that involve risks and uncertainties that could cause actual results to differ from projected results. Factors that could cause actual results to differ materially include the factors discussed in "Risk Factors" as well as continued success of St. Joseph's community banking strategy, general economic conditions, economic conditions in the "Michiana" area of Michigan and Indiana, the monetary policy of the Federal Reserve, changes in interest rates, changes in inflation and changes in the state and federal regulatory regime applicable to St. Joseph's operations.

         Information included and incorporated by reference in this prospectus includes forward-looking statements, which can be identified by the use of forward-looking terminology such as may, will, expect, anticipate, believe, estimate, continue or comparable terminology. The statements in "Risk Factors" and other statements and disclaimers in this prospectus constitute cautionary statements identifying important factors, including risks and uncertainties, relating to the forward-looking statements that could cause actual results to differ materially from those reflected in the forward-looking statements.

                                     SUMMARY

         The items in the following summary are described in more detail later in this prospectus. Therefore, you should also read the more detailed information set forth in this prospectus, our financial statements and the other information that is incorporated by reference in this prospectus. Unless the context clearly suggests otherwise, references in this prospectus to "us," "we," "St. Joseph" or "the Company" include St. Joseph Capital Corporation and its wholly owned subsidiary, St. Joseph Capital Bank.

                         ST. JOSEPH CAPITAL CORPORATION

         We are a bank holding company that owns the St. Joseph Capital Bank, a full-service commercial banking institution located in Mishawaka, Indiana. The bank provides a broad range of banking products and services, including credit, cash management and deposit services to its targeted client base of executives and professionals and small to medium-sized businesses. Our market area encompasses a substantial portion of the Indiana communities of Mishawaka, South Bend, Notre Dame, Granger, Osceola and Elkhart, as well as certain Michigan communities, including Niles, Edwardsburg and Cassopolis. Due to the overlap of this metropolitan area over state lines, this region is often referred to as "Michiana." At June 30, 1999, we had total assets of $108.0 million, loans of $66.1 million and deposits of $82.8 million.

         The individuals who organized the company continue to represent a strategic advantage for us. Our directors are experienced business people who have had significant experience as directors or executive officers of other financial institutions prior to becoming involved with us.

         Our company started its banking operations on February 13, 1997, with the goal of building a locally owned and managed financial institution to meet the banking needs of our clients. As part of our operating strategy, we strive to offer clients a high level of service on a consistent basis. Total assets have increased fivefold from $21.2 million at March 31, 1997, to $108.0 million at June 30, 1999. Our rapid growth over the past two years has largely been a product of our success in attracting targeted individuals and businesses to become clients, coupled with our ability to recruit and retain a community-oriented management team with significant commercial banking experience in the Michiana area. We have also taken advantage of the customer disruption caused by the acquisition of a number of the area's other locally owned financial institutions by large regional and super-regional bank holding companies.

         Our rapid growth to date, coupled with our desire to take advantage of additional opportunities to increase our market share, lead us to believe that we should increase the capital in our banking subsidiary to support additional growth. We believe that additional growth will eventually allow us to take advantage of the operating leverage available to a larger financial institution. We have been profitable in each of the previous three quarters and profitable on a trailing twelve-month basis. However, our overall asset growth rate continues to exceed the growth rate of our retained earnings. An increase of the bank's capital will allow us to increase our lending limit which we believe will enable us to compete more effectively in our marketplace.

         A hallmark of our operation has been our commitment to operate out of a single location as a way of keeping tight control on overhead expenses. The delivery of our banking services is accomplished through our headquarters facility, a courier service program, our ATM/debit card product, our postage paid bank-by-mail program, telephone banking and computer banking. The diversity of our delivery systems enables our clients to choose the method of banking which is most convenient for them. While no such plans currently exist, we may also expand our product offerings, expand into new markets or make strategic acquisitions of other financial institutions in the future. We intend to continue to pursue an aggressive growth strategy focused on the addition of experienced banking personnel in the Michiana area, while also maintaining strong asset quality and enhancing our profitability.

         We currently maintain our office at 3820 Edison Lakes Parkway, Mishawaka, Indiana, 46545. Our telephone number is (219) 273-9700.

                                  THE OFFERING


The issuer................................    St. Joseph Capital Corporation

Shares being offered......................    $5 million of common stock will be initially offered with an over-subscription option of an additional $3 million of common stock.

Price per share...........................    The price per share will be [         ].

Eligibility restrictions..................    Only St. Joseph stockholders of record as of [MAILING DATE OF THE
                                              PRELIMINARY PROSPECTUS], 1999, who reside in Indiana, Illinois, Ohio,
                                              Michigan, Wisconsin or Florida will be eligible to participate in this offering.

Over the counter "Bulletin-Board"
Trading Symbol..........................      "SJOE"

Use of proceeds...........................    We plan to invest a significant portion of the net proceeds of the offering into the bank in order to fund investments in loans and securities.  The remaining proceeds will be used for general corporate purposes or expansion into other lines of business closely related to banking.

How to invest.............................    If you are interested in participating in this offering, please complete the stock order form that is being sent to stockholders with the final prospectus. Please include your payment for the shares along with the order form. If you have questions about this offering, you may also contact Mr. John W. Rosenthal or Mr. Edward R.
                                              Pooley at St. Joseph Capital Corporation at 3820 Edison Lakes Parkway, Mishawaka,
                                              Indiana 46545, (219) 273-9700 or (800) 890-2798.


                     SELECTED CONSOLIDATED FINANCIAL DATA

         The summary consolidated financial data presented below is derived from our consolidated financial statements as of and for the periods indicated, annualized where applicable. From the date of our inception in February, 1996 through December 31, 1996, St. Joseph and the bank conducted no business other than the matters incidental to their organization and opening for business. The bank commenced business on February 13, 1997. In our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results as of or for the periods indicated have been included. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included with this prospectus. Results for past periods are not necessarily indicative of results to be expected for any future period.


                                       AS OF OR FOR PERIOD          AS OF OR FOR PERIOD
                                          ENDED JUNE 30,             ENDED DECEMBER 31,
                                       -------------------    --------------------------------
                                         1999       1998        1998        1997        1996
                                       -------------------    --------------------------------
                                                      (Dollars in thousands)
SUMMARY OF FINANCIAL CONDITION
Total assets                           $107,967   $ 74,090    $ 96,604    $ 50,839    $ 11,841
Total cash and cash equivalents          12,473     10,059      15,719       4,535       1,410
Interest-bearing time deposits in
        other financial institutions       --         --          --           500        --
Securities available for sale            27,548     31,154      31,066      22,351      10,128
Loans receivable, net of
        allowance for loan losses        65,181     31,330      48,011      21,991        --
Total deposits                           82,807     57,050      76,390      34,916        --
FHLB advances                             3,500       --         2,000        --          --
Total stockholders' equity               11,052     11,201      11,611      11,257      11,793
Average stockholders' equity             11,595     11,195      11,296      11,628       4,754
Average total assets                     98,276     61,284      71,232      31,283       4,892


SUMMARY OF OPERATING RESULTS
Total interest and dividend
        income                         $  3,265   $  2,094    $  4,790    $  2,022    $    197
Total interest expense                    1,689      1,178       2,699         942           8
                                       --------   --------    --------    --------    --------
                Net interest income       1,576        916       2,091       1,080         189
Provision for loan losses                   206        200         392         360        --
Total noninterest income                     43         20         158           4        --
Total noninterest expense                 1,238        955       2,086       1,486         479
                                       --------   --------    --------    --------    --------
Income (loss) before income taxes           175       (219)       (229)       (762)        (29)
Income tax expense                         --         --          --          --          --
                Net income (loss)           175       (219)       (229)       (762)        (29)


                                                         AS OF OR FOR PERIOD          AS OF OR FOR PERIOD
                                                            ENDED JUNE 30,             ENDED DECEMBER 31,
                                                         -------------------    --------------------------------
                                                           1999       1998        1998        1997        1996
                                                         -------------------    --------------------------------
SUPPLEMENTAL DATA
Return on average total assets                               .36%      (.71)%      (.32)%     (2.44)     (5.93)%
Return on average stockholders' equity                      3.02      (3.91)      (2.03)      (6.55)     (6.10)
Net interest rate spread(1)                                 2.67       1.95        2.09        1.61      (1.25)
Net yield on average interest-earning assets(2)             3.42       3.18        3.15        3.72       4.58
Net interest income to operating expenses(3)              127.28      95.83      100.21       72.65      39.49
Average stockholders' equity to average total assets       11.80      18.27       15.86       37.17      97.18
Average interest-earning assets to average
   interest-bearing liabilities                           120.72     130.21      126.52      165.02   3,103.01
Nonperforming assets to total assets                        --         --          --          --         --
Nonperforming loans to total loans receivable               --         --          --          --         --
Allowance for loan losses to total loans
   receivable                                               1.45       1.76        1.54        1.61       --
Allowance for loan losses to nonperforming
   loans receivable                                         --         --          --          --         --
Basic income (loss) per common share                   $     .14  $    (.17)  $    (.18)  $    (.60) $    (.23)
Diluted income (loss) per common share                 $     .13  $    (.17)  $    (.18)  $    (.60) $    (.23)

Dividends declared per common share                         --         --          --          --         --

Book value per common share                            $    8.62  $    8.77   $    9.08   $    8.87  $    9.32

---------------

(1) Interest rate spread is calculated by subtracting average interest rate cost from average interest rate earned.
(2)  Net interest income divided by average interest-earning assets.
(3)  Operating expenses consist of other expenses less taxes,

                                  RISK FACTORS

         You should carefully read the following risk factors and other sections of this prospectus before purchasing any shares of common stock.

WE HAVE A LIMITED OPERATING HISTORY

         Because the bank opened for business in February, 1997, St. Joseph and the bank have only a limited operating history. Although our board of directors and our management are generally pleased with St. Joseph's and the bank's progress through the date of this prospectus, St. Joseph and the bank remain subject to the risks inherent in the establishment of a new business enterprise. Although we have recorded a profit for each of the last three quarters, we still have an accumulated deficit of approximately $1.1 million as of June 30, 1999.

WE FACE LENDING RISKS AND LIMITS ON OUR ABILITY TO LOAN MONEY

         The risk of nonpayment of loans is inherent in commercial banking, and such nonpayment, if it occurs, may have a material adverse effect on our earnings, overall financial condition and ability to pay dividends in the future. Moreover, we focus primarily on lending to small to medium sized businesses. As a result, we may assume greater lending risks than financial institutions that have a lesser concentration of such loans and tend to make loans to larger companies. Additionally, we have made many of these loans recently, so there is no significant repayment history against which we can fully assess the adequacy of our allowance for loan losses. We could be adversely affected by these and other risks related to our loans. Borrower defaults resulting in losses in excess of our allowance for loan losses could have a material adverse effect on our profitability and financial condition.

         The legal lending limit for the bank is approximately $1.6 million, although the board of directors has established an "in-house" limit of $1,350,000. Accordingly, the size of the loans which we can offer to potential clients is less than the size of loans which most of our competitors with larger lending limits are able to offer. This limit affects our ability to seek relationships with the area's larger businesses. Through previous experience and relationships with a number of the region's other financial institutions, we are generally able to accommodate loan volumes in excess of our lending limit through the sale of participations in such loans to other banks. However, there can be no assurance that we will be successful in attracting or maintaining clients seeking larger loans or that we will be able to engage in participations of such loans on terms favorable to us.

OUR BUSINESS IS CONCENTRATED IN THE MICHIANA AREA

         Substantially all of our business is from the Michiana area. Unfavorable or worsening economic conditions in the Michiana area could have a material adverse effect on us in a number of ways. The number of borrowers unable to timely repay their loans could significantly increase. There could be a decline in the value of the properties securing our loans. Clients may also reduce the amount of their deposits if the economic condition worsens.

WE DETERMINED THE OFFERING PRICE

         The offering price for the common stock of $[ ] per share was determined by our board of directors. The board did not solicit or obtain any independent appraisals of the value of the common stock. The price does not necessarily bear any relationship to the assets, earnings or other known criteria of value of St. Joseph, and there can be no assurance that the market price for the common stock will remain at or rise above its historical trading prices. Over the last six months, the price of the common stock, as quoted on the OTC Bulletin Board, ranged from $_____ to $_____ per share.

INTEREST RATES AND OTHER CONDITIONS IMPACT OUR RESULTS OF OPERATIONS

         Our profitability is in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. In the early 1990s, many banking organizations experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressure, and these circumstances may continue.

         Like most banking institutions, our net interest spread and margin will be affected by general economic conditions and other factors, including fiscal and monetary policies of the federal government, that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates, the length of loan terms or the mix of adjustable and fixed rate loans in our portfolio could have a positive or negative effect on our net income, capital and liquidity. There can be no assurance that the positive trends or developments discussed in this prospectus will continue or that negative trends or developments will not have a material adverse effect on us.

WE MAY NOT PAY ANY DIVIDENDS IN THE FUTURE

         It is anticipated that we will not pay dividends on the common stock for the immediately foreseeable future. It is likely that St. Joseph will be largely dependent upon dividends paid by the bank for funds to pay dividends on the common stock, if and when such dividends are declared. The bank does not anticipate paying dividends during at least the next year of its operations. No assurance can be given that future earnings of the bank, and any resulting dividends to St. Joseph, will be sufficient to permit the legal payment of dividends to our stockholders at any time in the future. Even if we may legally declare dividends, the amount and timing of such dividends will be at the discretion of St. Joseph's board of directors. The board may in its sole discretion decide not to declare dividends.

WE RELY HEAVILY ON OUR MANAGEMENT

         We are dependent upon the efforts and services of John W. Rosenthal and our other senior officers. The loss of the services of Mr. Rosenthal could have a material adverse effect on our operations. Although we currently have an employment agreement with Mr. Rosenthal, there can be no assurance that he will continue to be employed with us into the future. St. Joseph is the beneficiary of a $1.5 million life insurance policy on Mr. Rosenthal.

WE HAVE A CONTINUING NEED FOR TECHNOLOGICAL CHANGE

         The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. There can be no assurance that we will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our clients.

UNCERTAINTY EXISTS WITH RESPECT TO THE YEAR 2000

         The year 2000 has posed a unique set of challenges to those industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. Financial institutions are particularly vulnerable due to the industry's dependence on electronic data processing systems. In addition, the bank's clients may withdraw their deposits due to uncertainty of the impact of year 2000 issues, resulting in decreased liquidity of the bank. Due to the uncertainty inherent in the year 2000 problem, resulting primarily from the uncertainty of the year 2000 readiness of our clients and other third parties, we are unable to determine at this time whether the consequences of year 2000 failures will have a material adverse impact on our financial condition and profitability.

THERE IS STRONG COMPETITION IN THE FINANCIAL SERVICES INDUSTRY

         We compete for loan and deposit clients with other banks and thrifts located in the Michiana area, as well as other financial services organizations such as brokerage firms, insurance companies and money market mutual funds, all of whom aggressively solicit customers within our market area by advertising through direct mail, the electronic media and other means. Many of these competitors have been in business for many years, have established customer bases and are substantially larger than us. Many of the financial institutions have substantially higher lending limits than we do and are able to offer services, including international banking services, that we can offer only through correspondents, if at all. In addition, many of these entities have greater capital resources than we do, and some of these are not subject to our same degree of regulation.

OUR GROWTH STRATEGY INVOLVES RISKS THAT MAY NEGATIVELY IMPACT OUR NET INCOME

         We have pursued and continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels without corresponding increases in non-interest expenses. Our growth strategy has been to operate out of a single location. While no plans currently exist, we may establish new branches and product areas, expand into new markets or make strategic acquisitions of other financial institutions, which may require significant upfront investments in technology, personnel and site locations. There can be no assurance that we will be successful in continuing our growth strategy and in continuing to improve or maintain our net income by leveraging our non-interest expenses.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION

         We are subject to extensive regulation by the Federal Reserve, Federal Deposit Insurance Corporation and the Indiana Department of Financial Institutions. Supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than stockholders of these entities. These governmental agencies examine bank holding companies and commercial banks, establish capital and other financial requirements and approve acquisitions or other changes of control of these financial institutions. Our ability to establish new facilities or make acquisitions is conditioned upon the receipt of required regulatory approvals from the Federal Reserve and other applicable regulatory bodies. Changes in legislation and regulations will continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit the bank, others will increase its costs of doing business and assist competitors which are not subject to similar regulation.


                                 WHO MAY INVEST

         To provide the most economical means of raising capital for St. Joseph, we are offering the common stock directly to our stockholders. We have not engaged an underwriter to sell the common stock, and we have chosen to offer the common stock only to existing stockholders who reside in certain states. This strategy is intended to save us the cost of paying a third party to sell the common stock as well as to save the cost of state securities filings in states where few of our stockholders reside. Therefore, only St. Joseph stockholders of record as of [MAILING DATE OF THE PRELIMINARY PROSPECTUS], 1999 who reside in Indiana, Illinois, Ohio, Michigan, Wisconsin or Florida are eligible to purchase shares of common stock through this offering. St. Joseph's executive officers are able to offer and sell the common stock in all of the states where the stock is being offered. We have complete discretion to reject subscriptions, in whole or in part, or allot to a particular investor fewer than the number of shares of common stock subscribed for by the investor.


         In the distribution of the final prospectus, we have enclosed a stock order form. If you are eligible, and interested in participating in this offering, we encourage you to complete the order form and return it to the address on the front of the enclosed envelope. Please include your payment for the shares along with the order form. If you have any questions about this offering, you may contact Mr. John W. Rosenthal or Mr. Edward R. Pooley at St. Joseph at 3820 Edison Lakes Parkway, Mishawaka, Indiana 46545, (219) 273-9700 or
(800) 890-2798.

                                 USE OF PROCEEDS

         No commissions have been or will be paid in connection with the sale of the common stock. We intend to raise between $5 million and $8 million, net of expenses, through this offering. A majority of the net proceeds will be invested in the bank and will be used to fund investments in loans and securities. The remaining proceeds will be used for general corporate purposes or expansion into other lines of business closely related to banking.

         The additional capital in the bank will allow us to increase our lending limit which we believe will enable enhance our ability to compete for and attract larger loans. This additional capital will also allow for continuation of the bank's growth by providing a larger capital base and providing the flexibility for possible expansion of the bank's product line or the expansion into new markets.


                DETERMINATION OF THE OFFERING PRICE OF THE STOCK

         Our board of directors determined the offering price for the common stock. The price does not necessarily bear any relationship to the assets, earnings or other known criteria of value of St. Joseph, and there can be no assurance that the market price for the common stock will remain at or rise above its historical trading prices. The best indication of the true value of shares of the common stock is the price agreed to between a willing buyer and a willing seller, each being under no compulsion to buy or sell. While we have recorded a profit for each of the last three quarters, we still retain an accumulated deficit of approximately $1.1 million arising from a combination of start-up costs and initial losses. Our book value per share, as of June 30, 1999, was approximately $8.62.


                     PRIOR MARKET PRICES AND DIVIDEND POLICY

         As of June 30, 1999, we had approximately 70 holders of record of the common stock and we estimate that we had 435 stockholders holding their shares in street name. The following table shows, for the periods indicated, the high and low closing prices of transactions in St. Joseph's common stock as quoted on the OTC Bulletin Board. Other private transactions may have occurred during the periods indicated of which St. Joseph has no knowledge. There has been no regular and liquid trading market for the common stock, and there is not an expectation that this will change after the offering. The following prices represent inter-dealer prices without retail markups, markdowns or commissions. No dividends have been paid on the common stock since St. Joseph's inception in 1996.


                                             PER SHARE
                                              PRICES
      1996                             HIGH             LOW
      ----                             ----             ---
September 30, 1996                $    10.625       $  10.000 *
December 31, 1996                      10.750          10.625

      1997
      ----
March 31, 1997                    $    12.125       $  10.750
June 30, 1997                          13.375          12.125
September 30, 1997                     16.000          13.000
December 31, 1997                      17.250          16.000

      1998
      ----
March 31, 1998                    $    22.000       $  17.250
June 30, 1998                          20.000          18.000
September 30, 1998                     20.000          16.250
December 31, 1998                      18.250          16.375

      1999
      ----
March 31, 1999                    $    18.250       $  16.50
June 30, 1999                          16.375          15.00

*  Represents the initial public offering price of the common stock.

         We expect that all of St. Joseph's and the bank's earnings, if any, will continue to be retained to finance the growth of St. Joseph and the bank and that no cash dividends will be paid for the foreseeable future. If and when dividends are declared, St. Joseph will probably be largely dependent upon dividends paid by the bank for funds to pay dividends on the common stock. It is also possible, however, that St. Joseph will pay dividends in the future generated from investment income and other activities of St. Joseph.

         Under Indiana law, the bank will be restricted as to the maximum amount of dividends it may pay on its common stock. The Indiana Financial Institutions Act provides that an Indiana bank may not pay dividends in an amount greater than its undivided profits or if the payment of dividends would impair a bank's capital. Moreover, the approval of Indiana's Department of Financial Institutions is required for the payment of any dividend if the aggregate amount of all dividends paid by the bank during such calendar year, including the proposed dividend, would exceed the sum of: (i) the total net profits of the bank for that year; and (ii) the retained net profits of the bank for the previous two years. The Department of Financial Institutions and the Federal Deposit Insurance Corporation are also authorized under certain circumstances to prohibit the payment of dividends by the bank. In the case of St. Joseph, the Delaware General Corporation Law would allow St. Joseph to pay dividends only out of its surplus, or if none, out of the current and/or the past fiscal year's net profits. Further restrictions on dividends may also be imposed by the Federal Reserve.


                                    BUSINESS

GENERAL

         We are a bank holding company that owns the St. Joseph Capital Bank, a full-service commercial banking institution located in Mishawaka, Indiana. The bank provides a broad range of banking products and services, including credit, cash management and deposit services to its targeted client base of executives and professionals and small to medium-sized businesses. Our market area encompasses a substantial portion of the Indiana communities of Mishawaka, South Bend, Notre Dame, Granger, Osceola and Elkhart, as well as certain Michigan communities, including Niles, Edwardsburg and Cassopolis. Due to the overlap of this metropolitan area over state lines, this region is often referred to as "Michiana." At June 30, 1999, we had total assets of $108.0 million, loans of $66.1 million and deposits of $82.8 million.

         The individuals who organized the company continue to represent a strategic advantage for us. Our directors are experienced business people who have had significant experience as directors or executive officers of other financial institutions prior to becoming involved with us. Specifically, six of our directors have been or currently serve as executive officers of financial institutions.

         Our company started its banking operations on February 13, 1997 with the goal of building a locally owned and managed financial institution to meet the banking needs of our clients. As part of our operating strategy, we strive to offer clients a high level of service on a consistent basis. Total assets have increased fivefold from $21.2 million at March 31, 1997 to $108.0 million at June 30, 1999. Our rapid growth over the past two years has largely been a product of our success in attracting targeted individuals and businesses to become clients, coupled with our ability to recruit and retain a community-oriented management team with significant commercial banking experience in the Michiana area. We have also taken advantage of the customer disruption caused by the acquisition of a number of the area's other locally owned financial institutions by large regional and super-regional bank holding companies.

         Our rapid growth to date, coupled with our desire to take advantage of additional opportunities to increase our market share, lead us to believe that we should increase the capital in our banking subsidiary to support additional growth. We believe that additional growth will eventually allow us to take advantage of the operating leverage available to a larger financial institution. Many of our expenses are fixed costs. Increasing our client base allows us to spread those costs over a larger universe of clients thereby improving our operating efficiency. We have been profitable in each of the previous three quarters and profitable on a trailing twelve-month basis. However, our overall asset growth rate continues to exceed the growth rate of our retained earnings. An increase of the bank's capital will allow us to increase our lending limit which we believe will enable us to compete more effectively in our marketplace.

         A hallmark of our operation has been our commitment to operate out of a single location as a way of keeping tight control on overhead expenses. The delivery of our banking services is accomplished through our headquarters facility, a courier service program, our ATM/debit card product, our postage paid bank-by-mail program, telephone banking and computer banking. The diversity of our delivery systems enables our clients to choose the method of banking which is most convenient for them. While no plans currently exist, we may also expand our product offerings, expand into new markets or make strategic acquisitions of other financial institutions in the future. We intend to continue to pursue an aggressive growth strategy focused on the addition of experienced banking personnel in the Michiana area, while also maintaining strong asset quality and enhancing our profitability.

         We have and will continue to price our loan products and deposit products competitively. The net interest income generated by the lending and deposit gathering activities of the bank should continue to increase as the overall size of the bank increases.

         We currently maintain our office at 3820 Edison Lakes Parkway, Mishawaka, Indiana, 46545. Our telephone number is (219) 273-9700.

BUSINESS STRATEGY

         The bank expects to establish a high standard of quality in each service it provides, and the employees of the bank are expected to emphasize service in their dealings with clients. We believe that the use of state-of-the-art technology will permit each employee to devote more time and attention to personal service, respond more quickly to a client's requests and deliver services in the most timely manner possible.

         Our goal is to create a "client-driven" organization focused on providing high value to clients by promptly delivering products and services matched directly to their needs. Furthermore, we expect to gain market share by developing strong ties to our community. In this regard, most of our directors currently hold, and have held in the past, leadership positions in a number of community organizations, and intend to continue this active involvement in future years. Members of the senior management team are also involved in leadership positions in a variety of community organizations, and intend to continue this active involvement in future years. Additionally, all employees are encouraged to be active in civic, charitable or social organizations located in the Michiana area.

         The bank offers a broad range of deposit services, including checking accounts, money market accounts, savings accounts and time deposits of various types, as well as a full range of short to intermediate term personal and commercial loans. Commercial loans include lines of credit to finance accounts receivable and inventory, term loans to finance machinery and equipment, as well as commercial mortgages to finance land and buildings. The bank makes personal loans directly to its clients for various purposes, including purchases of automobiles, boats and other recreational vehicles, manufactured homes, home improvements, education and personal investments. The bank also makes residential mortgage loans and substantially all of them are retained by the bank and consist of balloon payment, adjustable and fixed rate mortgages. The bank also offers other services, including credit cards, cashiers checks, traveler's checks and automated teller access.

LENDING ACTIVITIES

         The bank provides a broad range of commercial and retail lending services to corporations, partnerships and individuals. The bank actively markets its services to qualified borrowers. Lending officers actively solicit the business of new borrowers entering their market areas as well as long-standing members of the local business community. The bank has established lending policies which include a number of underwriting factors to be considered in making a loan, including location, loan to value ratio, cash flow, interest rate and the credit history of the borrower.

         The bank's legal lending limit is approximately $1,620,000. The board of directors has established an "in-house" limit of $ 1,350,000. The board may from time to time raise or lower the "in-house" limit as it deems appropriate to comply with safe and sound banking practices and respond to overall economic conditions.

         As part of the loan monitoring activity at the bank, the officers' loan committee meets weekly to review loan portfolio dynamics. The bank's loan review officers present detailed reports on the loan portfolio to the board during monthly board meetings. Management has attempted to identify problem loans at an early stage and to aggressively seek a resolution of these situations.

         COMMERCIAL LOANS. The bank is an active commercial lender in the Michiana area. The bank's areas of emphasis include, but are not limited to, loans to manufacturers, building contractors, developers and business services companies. The bank also provides a wide range of business loans, including lines of credit for working capital and operational purposes, as well as term loans for the acquisition of equipment and other purposes. Collateral for these loans generally includes accounts receivables, inventory, equipment and real estate. In additional, the bank has taken personal guarantees to help assure payment when appropriate. Terms of commercial business loans generally range from one to five years. A significant portion of the bank's commercial business loans have floating interest rates or re-price within one year. The bank also makes commercial real estate loans, which are generally secured by the underlying real estate and improvements. However, the bank may also require additional assets of the borrower as collateral.

         RESIDENTIAL REAL ESTATE MORTGAGE LOANS. The main focus of the bank's lending activity continues to be on the commercial side and residential mortgages have been viewed by us primarily as a way for the bank to attract and service targeted clients. The bank offers a variety of adjustable rate products as well as traditional 15-year fixed rate loans. The growth in the residential loan portfolio has in part been due to the fact that historically low interest rates over the last few years have induced a large number of home owners to refinance existing home mortgages and an equally large number to acquire or construct homes. The bank has retained substantially all real estate loans in its portfolio.

         CONSUMER LOANS. The bank provides all types of consumer loans including motor vehicles, home improvement, home equity, signature loans and small personal credit lines. The bank has no indirect lending, and intends to actively seek to increase its personal lines of credit and home equity loans.

COMPETITION

         The bank's market area is competitive. St. Joseph competes for loans principally through the range and quality of service it provides and interest rates. St. Joseph believes that its reputation in the communities it serves and personal service philosophy enhance its ability to compete favorably in attracting and retaining individual and business clients. St. Joseph actively solicits deposits by offering clients personal attention, professional service and competitive interest rates.

         There are approximately 11 other commercial banks, 6 savings and loans 13 credit unions, along with other financial institutions, that currently operate in the primary market area of the bank. In addition, many other financial institutions based in the communities surrounding these areas also actively compete for customers within these market areas. The bank also faces competition from finance companies, insurance companies, mortgage companies, securities brokerage firms, money market mutual funds, loan production offices and other providers of financial services.

MARKET AREA

         The bank offers a full range of commercial and consumer banking services primarily within a fifteen mile radius of its main office located in Mishawaka, Indiana. This area encompasses a substantial portion of the Indiana communities of Mishawaka, South Bend, Notre Dame, Granger, Osceola and Elkhart, and certain Michigan communities, including Niles, Cassopolis and Edwardsburg. Due to the overlap of this metropolitan area over state lines, this region is often referred to as "Michiana."

         According to the St. Joseph County Chamber of Commerce, the cost of living index in the South Bend - Mishawaka metropolitan statistical area was 92.6% or 7.4% less than the national average. Total employment in the county at September 30, 1998 was 136,500 with unemployment at 2.4%. The local economy is diversified among manufacturing, retail and wholesale trades, and service industries. The area's retail, distribution, convention and tourism, health care and services sectors have expanded to offset the decrease in manufacturing jobs which has occurred in recent years. The University of Notre Dame, with over 10,000 students on the northeast side of the city of South Bend, is the area's largest employer and contributes to the stability of the local economy. South Bend is also home to eight other colleges and technical schools providing additional stability and access to a skilled work force.

         The Michiana area has also become a large provider of health care services. Memorial Hospital and St. Joseph's Regional Medical Center together employed approximately 6,000 residents at December 31, 1998. Allied Signal, Inc. and A. M. General Corp. are two of the region's largest manufacturers, and the area is also home to a number of small manufacturing, retail and service businesses. Many major manufacturing companies are also located in adjacent Elkhart County, including Bayer Corporation, Coachmen Industries, CTS Corporation and Skyline Corporation. We believe this diverse commercial base provides significant potential for business banking services, together with personal banking services for owners and employees of these entities.

EMPLOYEES

         We have 30 full-time equivalent employees. None of our employees are covered by a collective bargaining agreement with St. Joseph or the bank. We consider our employee relations to be excellent.

PROPERTIES

         We leased the premises for the bank's main office until we purchased the building for $800,000 in May, 1999. This facility serves as the main office of the bank as well as our corporate headquarters and is located at 3820 Edison Lakes Parkway, Mishawaka, Indiana. The premises consist of a 9,600 square foot, two-story brick building constructed in 1988 with parking for approximately 60 vehicles. The building is located on a major thoroughfare in Mishawaka, approximately 2 miles south of Interstate 80.

         The bank has four interior teller stations and a night depository facility. We believe the facility will be adequate to meet the needs of St. Joseph and the bank for the foreseeable future. We believe that the building is adequately covered by insurance.


                           SUPERVISION AND REGULATION

GENERAL

         Financial institutions and their holding companies are extensively regulated under federal and state law. As a result, the growth and earnings performance of St. Joseph can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable state and federal statutes and regulations and the policies of various governmental regulatory authorities, including the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Indiana Department of Financial Institutions, the Internal Revenue Service and state taxing authorities and the Securities and Exchange Commission. The effect of applicable statutes, regulations and regulatory policies can be significant, and cannot be predicted with a high degree of certainty.

         Federal and state laws and regulations generally applicable to financial institutions, such as St. Joseph and its subsidiary, regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to St. Joseph and its subsidiary establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and the depositors, rather than the stockholders, of financial institutions.

         The following is a summary of the material elements of the regulatory framework that applies to St. Joseph and its subsidiary. It does not describe all of the statutes, regulations and regulatory policies that apply to St. Joseph and the bank, nor does it restate all of the requirements of the statutes, regulations and regulatory policies that are described. As such, the following is qualified in its entirety by reference to the applicable statutes, regulations and regulatory policies. Any change in applicable law, regulations or regulatory policies may have a material effect on the business of St. Joseph and the bank.

RECENT REGULATORY DEVELOPMENTS

         PENDING LEGISLATION. Legislation has been introduced in the Congress that would allow bank holding companies to engage in a wider range of nonbanking activities, including greater authority to engage in securities and insurance activities. The expanded powers generally would be available to a bank holding company only if the bank holding company and its bank subsidiary remain well-capitalized and well-managed. At this time, St. Joseph is unable to predict whether the proposed legislation will be enacted and, therefore, is unable to predict the impact the legislation may have on St. Joseph and the bank.

THE COMPANY

         GENERAL. St. Joseph, as the sole shareholder of the bank, is a bank holding company. As a bank holding company, St. Joseph is registered with, and is subject to regulation by, the Federal Reserve under the Bank Holding Company Act. In accordance with Federal Reserve policy, St. Joseph is expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances where St. Joseph might not otherwise do so. Under the Bank Holding Company Act, St. Joseph is subject to periodic examination by the Federal Reserve. St. Joseph is also required to file with the Federal Reserve periodic reports of St. Joseph's operations and any additional information regarding St. Joseph and its subsidiary as the Federal Reserve may require. St. Joseph is also subject to regulation by the Department of Financial Institutions under Indiana law.

         INVESTMENTS AND ACTIVITIES. Under the Bank Holding Company Act, a bank holding company must obtain Federal Reserve approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after the acquisition, it would own or control more than 5% of the shares of the other bank or bank holding company; (ii) acquiring all or substantially all of the assets of another bank; or (iii) merging or consolidating with another bank holding company. The Federal Reserve may allow a bank holding company to acquire banks located in any state of the United States without regard to whether the acquisition is prohibited by the law of the state in which the target bank is located. In approving interstate acquisitions, however, the Federal Reserve is required to give effect to applicable state law limitations on the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institution affiliates in the state in which the target bank is located, provided that those limits do not discriminate against out-of-state depository institutions or their holding companies, and state laws which require that the target bank have been in existence for a minimum period of time, not to exceed five years, before being acquired by an out-of-state bank holding company.

         The Bank Holding Company Act also generally prohibits St. Joseph from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries. This general prohibition is subject to a number of exceptions. The principal exception allows bank holding companies to engage in, and to own shares of companies engaged in, certain businesses found by the Federal Reserve to be "so closely related to banking ... as to be a proper incident thereto." Under current regulations of the Federal Reserve, St. Joseph is permitted to engage in a variety of banking-related businesses, including the operation of a thrift, sales and consumer finance, equipment leasing, the operation of a computer service bureau, and mortgage banking and brokerage. The Bank Holding Company Act generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies.

         Federal law also prohibits any person or company from acquiring "control" of a bank or a bank holding company without prior notice to the appropriate federal bank regulator. "Control" is defined in certain cases as the acquisition of 10% of the outstanding shares of a bank or bank holding company.

         CAPITAL REQUIREMENTS. Bank holding companies are required to maintain minimum levels of capital in accordance with Federal Reserve capital adequacy guidelines. If capital falls below minimum guideline levels, a bank holding company, among other things, may be denied approval to acquire or establish additional banks or non-bank businesses.

         The Federal Reserve's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: a risk-based requirement expressed as a percentage of total risk-weighted assets, and a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. The leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with a minimum requirement of 4% for all others. For purposes of these capital standards, Tier 1 capital consists primarily of permanent stockholders' equity less intangible assets, not including various mortgage servicing rights and purchased credit card relationships. Total capital consists primarily of Tier 1 capital plus certain other debt and equity instruments which do not qualify as Tier 1 capital and a portion of the company's allowance for loan and lease losses.

         The risk-based and leverage standards described above are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, the Federal Reserve's capital guidelines contemplate that additional capital may be required to take adequate account of, among other things, interest rate risk, or the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

         Under the Federal Reserve's guidelines, the capital standards described above apply on a consolidated basis to bank holding companies that have more than $150 million in total consolidated assets, but generally apply on a bank-only basis to bank holding companies that, like St. Joseph, have less than $150 million in total consolidated assets. Nevertheless, as of June 30, 1999, St. Joseph had regulatory capital, calculated on a consolidated basis, in excess of the Federal Reserve's minimum requirements, with a risk-based capital ratio of 17.3% and a leverage ratio of 11.5%.

         DIVIDENDS. The Delaware General Corporation Law allows St. Joseph to pay dividends only out of its surplus or if St. Joseph has no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Additionally, the Federal Reserve has issued a policy statement with regard to the payment of cash dividends by bank holding companies. The policy statement provides that a bank holding company should not pay cash dividends which exceed its net income or which can only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. The Federal Reserve also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

         FEDERAL SECURITIES REGULATION. St. Joseph's common stock is registered with the Securities and Exchange Commission under the Securities Act. St. Joseph's common stock has not been registered under the Securities Exchange Act of 1934. However, it voluntarily complies with the information, proxy solicitation and certain other restrictions and requirements of the Exchange Act.

THE BANK

         GENERAL. The bank is an Indiana-chartered bank, the deposit accounts of which are insured by the Federal Deposit Insurance Corporation's Bank Insurance Fund. As a Bank Insurance Fund-insured, Indiana-chartered bank, the bank is subject to the examination, supervision, reporting and enforcement requirements of the Department of Financial Institutions, as the chartering authority for Indiana banks, and the Federal Deposit Insurance Corporation, as administrator of the Bank Insurance Fund.

         DEPOSIT INSURANCE. As a Federal Deposit Insurance Corporation-insured institution, the bank is required to pay deposit insurance premium assessments to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation has adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their respective levels of capital and results of supervisory evaluations. Institutions classified as well-capitalized and considered healthy pay the lowest premium while institutions that are less than adequately capitalized and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the Federal Deposit Insurance Corporation for each semi-annual assessment period.

         During the year ended December 31, 1998, Bank Insurance Fund assessments ranged from 0% of deposits to 0.27% of deposits. For the semi-annual assessment period beginning January 1, 1999, Bank Insurance Fund assessment rates will continue to range from 0% of deposits to 0.27% of deposits.

         The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution if the Federal Deposit Insurance Corporation determines, after a hearing, that the institution (i) has engaged or is engaging in unsafe or unsound practices, (ii) is in an unsafe or unsound condition to continue operations or (iii) has violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital. Management of St. Joseph is not aware of any activity or condition that could result in termination of the deposit insurance of the bank.

         FICO ASSESSMENTS. Since 1987, a portion of the deposit insurance assessments paid by members of the Federal Deposit Insurance Corporation's Savings Association Insurance Fund ("SAIF") has been used to cover interest payments due on the outstanding obligations of the Financing Corporation ("FICO"). FICO was created in 1987 to finance the recapitalization of the Federal Savings and Loan Insurance Corporation, the SAIF's predecessor insurance fund. As a result of federal legislation enacted in 1996, beginning as of January 1, 1997, both SAIF members and Bank Insurance Fund members became subject to assessments to cover the interest payments on outstanding FICO obligations. These FICO assessments are in addition to amounts assessed by the Federal Deposit Insurance Corporation for deposit insurance. Until January 1, 2000, the FICO assessments made against Bank Insurance Fund members may not exceed 20% of the amount of the FICO assessments made against SAIF members. Between January 1, 2000 and the final maturity of the outstanding FICO obligations in 2019, Bank Insurance Fund members and SAIF members will share the cost of the interest on the FICO bonds on a proportional basis. During the year ended December 31, 1998, the FICO assessment rate for SAIF members ranged between approximately 0.061% of deposits and approximately 0.063% of deposits, while the

FICO assessment rate for Bank Insurance Fund members ranged between approximately 0.012% of deposits and approximately 0.013% of deposits. During the year ended December 31, 1998, the bank paid FICO assessments totaling $5,034.

         SUPERVISORY ASSESSMENTS. All Indiana banks are required to pay supervisory assessments to the Department of Financial Institutions to fund the operations of the Department of Financial Institutions. During the year ended December 31, 1998, the bank paid supervisory assessments to the Department of Financial Institutions totaling $6,754.

         CAPITAL REQUIREMENTS. The Federal Deposit Insurance Corporation has established the following minimum capital standards for state-chartered insured non-member banks, such as the bank: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with a minimum requirement of at least 4% for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. For purposes of these capital standards, Tier 1 capital and total capital consist of substantially the same components as Tier 1 capital and total capital under the Federal Reserve's capital guidelines for bank holding companies.

         The capital requirements described above are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, the regulations of the Federal Deposit Insurance Corporation provide that additional capital may be required to take adequate account of, among other things, interest rate risk or the risks posed by concentrations of credit, nontraditional activities or securities trading activities.

         As a condition to being granted federal deposit insurance, the Federal Deposit Insurance Corporation required the bank to maintain a minimum leverage ratio of 8% during the first three years of the bank's operations. As of June 30, 1999, the bank exceeded its applicable regulatory capital requirements with a leverage ratio of 9.9% and a risk-based capital ratio of 15.6%.

         Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," in each case as defined by regulation. Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the institution to submit a capital restoration plan; limiting the institution's asset growth and restricting its activities; requiring the institution to issue additional capital stock or to be acquired; restricting transactions between the institution and its affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution. As of June 30, 1999, the bank was well capitalized, as defined by Federal Deposit Insurance Corporation regulations.

         DIVIDENDS. Indiana law prohibits the bank from paying dividends in an amount greater than its undivided profits. The bank is required to obtain the approval of the Department of Financial Institutions for the payment of any dividend if the aggregate amount of all dividends paid by the bank during any calendar year, including the proposed dividend, would exceed the sum of: (i) the total net profits of the bank for that year; and (ii) the retained net profits of the bank for the previous two years. Indiana law defines, "net profits" to mean the sum of all earnings from current operations plus actual recoveries on loans, investments and other assets, less the sum of all current operating expenses, actual losses, accrued dividends on preferred stock, if any and all federal, state and local taxes.

         The payment of dividends by any financial institution or its holding company is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. As described above, the bank exceeded its minimum capital requirements under applicable guidelines as of June 30, 1999. As of June 30, 1999, there were no funds available to be paid as dividends to St. Joseph by the bank. Notwithstanding the availability of funds for dividends, however, the Federal Deposit Insurance Corporation may prohibit the payment of any dividends by the bank if it determines such payment would constitute an unsafe or unsound practice.

         INSIDER TRANSACTIONS. The bank is subject to certain restrictions imposed by federal law on extensions of credit to St. Joseph and its subsidiary, on investments in the stock or other securities of St. Joseph and its subsidiary and the acceptance of the stock or other securities of St. Joseph or its subsidiary as collateral for loans. Certain limitations and reporting requirements are also placed on extensions of credit by the bank to its directors and officers, to directors and officers of St. Joseph and its subsidiary, to principal stockholders of St. Joseph, and to "related interests" of such directors, officers and principal stockholders. In addition, federal law and regulations may affect the terms upon which any person becoming a director or officer of St. Joseph or its subsidiary or a principal stockholder of St. Joseph may obtain credit from banks with which the bank maintains a correspondent relationship.

         SAFETY AND SOUNDNESS STANDARDS. The federal banking agencies have adopted guidelines which establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines set forth standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings. In addition, in October 1998, the federal banking regulators issued safety and soundness standards for achieving Year 2000 compliance, including standards for developing and managing Year 2000 project plans, testing remediation efforts and planning for contingencies.

         In general, the safety and soundness guidelines prescribe the goals to be achieved in each area, and each institution is responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. If an institution fails to submit an acceptable compliance plan, or fails in any material respect to implement a compliance plan that has been accepted by its primary federal regulator, the regulator is required to issue an order directing the institution to cure the deficiency. Until the deficiency cited in the regulator's order is cured, the regulator may restrict the institution's rate of growth, require the institution to increase its capital, restrict the rates the institution pays on deposits or require the institution to take any action the regulator deems appropriate under the circumstances. Noncompliance with the standards established by the safety and soundness guidelines may also constitute grounds for other enforcement action by the federal banking regulators, including cease and desist orders and civil money penalty assessments.

         BRANCHING AUTHORITY. Indiana banks, such as the bank, have the authority under Indiana law to establish branches anywhere in the State of Indiana, subject to receipt of all required regulatory approvals.

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, both state and national banks are allowed to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of new interstate branches or the acquisition of individual branches of a bank in another state, rather than the acquisition of an out-of-state bank in its entirety, is allowed by the Riegle-Neal Act only if specifically authorized by state law. The legislation allowed individual states to "opt-out" of certain provisions of the Riegle-Neal Act by enacting appropriate legislation prior to June 1, 1997. Indiana has enacted legislation permitting interstate mergers subject to certain conditions, including a prohibition against interstate mergers involving Indiana banks that have been in existence and continuous operation for fewer than five years. Additionally, Indiana law allows out-of-state banks to acquire individual branch offices in Indiana and to establish new branches in Indiana subject to certain conditions, including a requirement that the laws of the state in which the out-of-state bank is headquartered grant Indiana banks authority to acquire or to establish branches in such state.

         STATE BANK ACTIVITIES. Under federal law and Federal Deposit Insurance Corporation regulations, Federal Deposit Insurance Corporation insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law and Federal Deposit Insurance Corporation regulations also prohibit Federal Deposit Insurance Corporation insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the Federal Deposit Insurance Corporation determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. These restrictions have not had, and are not currently expected to have, a material impact on the operations of the bank.

         FEDERAL RESERVE SYSTEM. Federal Reserve regulations, as presently in effect, require depository institutions to maintain non-interest earning reserves against their transaction accounts, primarily NOW and regular checking accounts, as follows: for transaction accounts aggregating $46.5 million or less, the reserve requirement is 3% of total transaction accounts; and for transaction accounts aggregating in excess of $46.5 million, the reserve requirement is $1.395 million plus 10% of the aggregate amount of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances are exempted from the reserve requirements. These reserve requirements are subject to annual adjustment by the Federal Reserve. The bank is in compliance with the foregoing requirements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion provides additional information regarding our operations and financial condition for the six month periods ended June 30, 1999 and 1998, and each of the years ended December 31, 1998, 1997 and 1996. This discussion should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and the accompanying notes thereto included or incorporated by reference elsewhere in this prospectus.

OVERVIEW

         St. Joseph was formed in February, 1996 for the purpose of organizing the bank. The bank opened in February 1997 with $10.0 million in assets and grew to approximately $108.0 million as of June 30, 1999. We expect continued opportunities for growth, even though the rate of growth will probably be slower than we have experienced to date.

         We reported earnings of $174,793 or $.14 basic and $.13 diluted income per common share for the first six months of 1999 as compared to a net loss of $(219,474) or $(.17) basic and diluted loss per common share for the same period in 1998. This increase resulted primarily from increased interest income as a result of the growth of the loan portfolio. The fourth quarter of 1998 was the first quarterly period during which we posted a profit, after only approximately a year and a half of operations. As anticipated, since our inception we have incurred start-up costs resulting in an accumulated deficit of $1.1 million at June 30, 1999.

         Our results of operations are dependent primarily on net interest income, which is the difference between the interest earned on loans and securities and the interest paid on deposits and borrowings. Our operating results are also affected by sources of noninterest income, including deposit account service charge fees, loan fees and other income. Our operating expenses include employee compensation and benefits, occupancy, equipment expense and other noninterest expenses. Our operating results are also affected by economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. The majority of our loan portfolio is invested in commercial loans. Deposits from commercial clients represent a significant funding source as well.

         We have added equipment and employees to accommodate historical growth and anticipated growth. As such, overhead expenses have had a significant impact on earnings. Our primary challenge currently, from a profitability standpoint, is to increase our net interest income. Additional growth will enable us to continue to increase net interest income.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1999 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1998

         OVERVIEW. Consolidated net income for the six month period ended June 30, 1999 was $174,793 as compared to a net loss of $(219,474) for the same period in 1998 for an increase of $394,267. Income per common share for the first six months of 1999 increased to $.14 basic and $.13 diluted from a basic and diluted loss of $(.17) for the first six months of 1998. The increase in net income was comprised of increases in both net interest income after provision for loan losses of $654,504 and noninterest income of $22,721 reduced by increases in noninterest expense of $282,958.

         NET INTEREST INCOME. Net interest income for the six months ended June 30, 1999 and 1998, amounted to $1.6 million and $0.9 million, respectively, and represented the difference between interest income earned on earning assets and interest expense paid on interest bearing liabilities.

         Interest income increased by $1.2 million, from $2.1 million for the six month period ended June 30, 1998 to $3.3 million for the six month period ended June 30, 1999. The 57.1% rise in interest income was basically attributable to greater average outstanding balances in interest earning assets, principally loans receivable. Interest income should continue to grow as the loan portfolio and other interest earning assets increase.

         Interest expense increased by $0.5 million, from $1.2 million for the six month period ended June 30,

1998 to $1.7 million for the six month period ended June 30, 1999. The 41.7% rise in interest expense was primarily attributable to greater average outstanding balances in interest bearing liabilities. Interest expense should also continue to increase as deposits and Federal Home Loan Bank advances and other borrowings grow.

         PROVISION FOR LOAN LOSSES. The provision for loan losses is established based on factors such as the local and national economy and the risk associated with the loans in the portfolio. The provision for loan losses was $206,000 for the six month period ended June 30, 1999 compared to $200,005 in the same period in 1998. At June 30, 1999, the allowance for loan losses was $957,675 or 1.45% of total loans receivable compared to $560,005 or 1.76% at June 30, 1998. The increase in the allowance for loan losses is a result of the growth of the loan portfolio and management's risk assessment of the portfolio. The decrease in the percentage of allowance for loan losses to total loans receivable between periods is a result of management's risk assessment of the portfolio. The risk assessment is based on numerous statistical factors including the specific asset class of each loan (i.e. commercial, residential or consumer), the internal risk rating of each loan, specific industry concentrations, an assessment for large dollar and unsecured loans and specific reserves for watchlist credits.

         We have not experienced any charge-offs from loans receivable since inception. At June 30, 1999, no portion of the allowance for loan losses was allocated to impaired loan balances, as there were no loans considered impaired. Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of a similar nature such as residential mortgage, consumer and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate, or at the fair value of collateral if repayment is expected solely from the collateral. Loans receivable are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

         Management allocated approximately 65% of the allowance for loan losses to commercial loans, 12% to residential real estate mortgage loans and 5% to installment loans at June 30, 1999, leaving 18% unallocated. There were no non-performing loans at June 30, 1999. Management believes the allowance for loan losses at June 30, 1999 was adequate to absorb existing losses in the loan portfolio.

         NONINTEREST INCOME. Noninterest income increased by $22,721, from $20,330 for the six month period ended June 30, 1998 to $43,051 for the six month period ended June 30, 1999. Noninterest income during the first half of 1998 consisted of income from gains on sales and calls of securities available for sale, depository account service fees and other miscellaneous fees. Noninterest income during the first half of 1999 consisted of income from depository account service fees and other miscellaneous fees. The 111.8% increase was primarily due to depository account service fees of $40,288.

         NONINTEREST EXPENSE. The main components of noninterest expense were primarily salaries and benefits, occupancy and equipment, professional fees and data processing fees for both periods. Noninterest expense for the six months ended June 30, 1999 was $1,238,255 as compared to $955,297 for the same period in 1998, an increase of $282,958. Management continues to attempt to control overhead expenses without impairing the quality of service provided to clients.

         The following table sets forth the various categories of noninterest expense for the six month periods ended June 30, 1999 and 1998.

                                                                                Six Months Ended June 30,
                                                                        1999            1998            % Change
                                                                        ----            ----            --------
     Salaries and employee benefits                                $     694,992    $     481,346          44.39%
     Occupancy and equipment expense                                     226,484          219,962           2.97
     Advertising and promotion                                            20,110           21,396          (6.01)
     Client courier                                                        9,979           37,817         (73.61)
     Data processing                                                      70,679           50,592          39.70
     Incorporation expense                                                 4,588            3,078          49.06
     Liability insurance                                                  11,878           14,204         (16.38)
     Printing, postage, stationery and supplies                           29,692           18,500          60.50
     Professional dues and memberships                                    10,841            6,550          65.51
     Professional fees                                                    45,360           55,389         (18.11)
     Telephone                                                            20,755           14,334          44.80
     Other                                                                92,897           32,129         189.14
                                                                   -------------    -------------
                                                                   $   1,238,255    $     955,297          29.62
                                                                   =============    =============       ========

     Salaries and benefits experienced the most significant dollar increase of any noninterest expense component. For the six months ended June 30, 1999, total salaries and benefits were $694,992 compared to $481,346 for the six months ended June 30, 1998. The change was primarily attributable to the increase in the number of employees from 17 at June 30, 1998 to 27 at June 30, 1999, as well as merit and cost of living raises.
     Other expense experienced the largest single percentage increase within the noninterest expense category. For the six months ended June 30, 1999 and June 30, 1998, other expense increased to $92,897 or $60,768 over the 1998 six month total of $32,129. The change was primarily attributable to the increase in business development expenses associated with attracting new and retaining existing clients as well as other normal miscellaneous expenses associated with our growth.

     The reduction in the expense associated with our courier service was a result of bringing the operations of the courier service in-house versus paying a third party vendor for courier services. The percentage increase in data processing of 39.70% and printing, postage, stationary and supplies of 60.50% continued to be associated with the growth in the number of account holders. The percentage increases in other categories were mainly attributable to the increased volume of transactions handled due to the growing number of clients.

     INCOME TAXES. The potential future income tax benefit from the financial statement net operating losses in the years 1998, 1997 and 1996 has not been reflected in the consolidated financial statements. A valuation allowance has been recorded to offset the excess of deferred tax assets over deferred tax liabilities. As we continue to be profitable, the valuation allowance will continue to be reduced and the tax benefit from these losses will be realized. The federal and state income tax benefit from tax return net operating losses can be carried forward for twenty years and fifteen years, respectively, from the time of the loss before they expire.

     As of June 30, 1999, we would have approximately $285,000 and $101,000 of tax return net operating loss carryforwards available for federal and state income tax purposes expiring in 2016 and 2017 for federal purposes and 2011 and 2012 for state purposes, if tax returns were filed as of June 30, 1999.

1998 COMPARED WITH 1997

         OVERVIEW. Net loss for the year ended December 31, 1998 was $(228,519) compared to $(762,120) for the year ended December 31, 1997. Our results improved primarily because of a $979,114 increase in net interest income after provision for loan losses, and a $154,486 increase in noninterest income. These increases were offset by a $599,999 increase in noninterest expense due primarily to the increased number of employees and higher operating costs related to the increased volume of business. The fourth quarter of 1998 was the first quarterly period during which we posted a profit, after only approximately a year and a half of operations. As anticipated, during that initial time period we incurred start-up costs resulting in an accumulated deficit of $1.3 million at December 31, 1998.

         NET INTEREST INCOME. Net interest income for the years ended December 31, 1998 and December 31, 1997 amounted to $2.1 million and $1.1 million, respectively, and represented the difference between interest income earned on earning assets and interest expense paid on interest bearing liabilities.

         Interest income increased to $4.8 million in 1998 from $2.0 million in 1997, an increase of $2.8 million. This was primarily due to greater average outstanding balances in interest earning assets. Interest income is comprised primarily of interest income on loans (including fees), securities and federal funds sold.

         Interest expense increased to $2.7 million in 1998 from $1.0 million in 1997, an increase of $1.7 million, which primarily represents interest paid to depositors and to the Federal Home Loan Bank for advances and federal funds purchased. The increase in interest expense was again primarily due to greater average outstanding balances in interest bearing liabilities.

         PROVISION FOR LOAN LOSS. The provision for loan losses charged to operations was based partially on management's estimation of potential losses from their evaluation of portfolio risk and economic factors. The provision for loan losses was $391,675 for the year ended December 31, 1998, compared to $360,000 for the year ended December 31, 1997. The provision for loan losses during 1998 was primarily in response to the growth in the loan portfolio during 1998. At December 31, 1998, the allowance for loan losses was 1.54% of total loans receivable compared to 1.61% at December 31, 1997. There were no nonperforming loans at December 31, 1998 or December 31, 1997.

         NONINTEREST INCOME. Noninterest income increased by $154,486 to $158,872 in 1998 from $4,386 in 1997. The most significant component of noninterest income was the net gains on sales and calls of securities available for sale. Net gains on securities available for sale were $116,644 in 1998 compared to $2,139 in 1997. The gains received on the sale of securities were a result of securities sales for liquidity needs and similar gains may not be realized with future sales. Other noninterest income consisted of depository account service fees. Depository account service fees were $32,228 and $2,247 in 1998 and 1997, respectively. The increase in depository account service fees will continue to grow as the number of commercial depository accounts increases.

         NONINTEREST EXPENSE. Noninterest expense consisted primarily of salaries and benefits, occupancy and equipment, professional fees, data processing fees and client courier charges. Noninterest expense increased to $2.1 million in 1998 from $1.5 million in 1997. The $0.6 million, or 40.0%, increase was primarily due to higher overhead expense on the increased volume of business attained during 1998.

         The following table sets forth the various categories of noninterest expense for the years ended December 31, 1998 and 1997.

                                                                               Year Ended December 31,
                                                                        1998            1997            % Change
                                                                        ----            ----            --------
     Salaries and employee benefits                                $   1,047,262    $     756,388          38.46%
     Occupancy and equipment expense                                     449,496          301,478          49.10
     Advertising and promotion                                            49,659           48,403           2.59
     Client courier                                                       92,297           49,317          87.15
     Data processing                                                     110,531           64,107          72.42
     Incorporation expense                                                 6,156            6,156           0.00
     Liability insurance                                                  26,461           25,200           5.00
     Printing, postage, stationery and supplies                           46,287           44,221           4.67
     Professional dues and memberships                                    21,258           16,082          32.19
     Professional fees                                                   112,786           84,921          32.81
     Telephone                                                            31,884           22,951          38.92
     Other                                                                92,283           67,137          37.45
                                                                   -------------    -------------
                                                                   $   2,086,360    $   1,486,361          40.37
                                                                   =============    =============

         In 1998, salaries and benefits experienced the most significant dollar increase of any noninterest expense component. For the year ended December 31, 1998, total salaries and benefits increased to $1.0 million or $0.3 million over the 1997 total of $0.7 million. The change was primarily attributable to the increase in the number of employees from 17 at December 31, 1997 to 23 at December 31, 1998, as well as to merit and cost of living raises.

         In 1998, client courier expense experienced the largest single percentage increase within the noninterest expense category. For the year ended December 31, 1998, client courier expense increased to $92,297 or $42,980 over the 1997 total of $49,317. The change was primarily attributable to the need to lease additional cars and hire additional drivers to service the growth in commercial depository clients utilizing the courier service.

         The percentage increase in occupancy and equipment expense of 49.1% during 1998 was a result of additional equipment needed to operate the bank. The increase in data processing expense of 72.4% was a result of increased fees associated with a larger number of client accounts and a higher level of transactions. Professional fees consist of legal and accounting fees. The 32.8% increase was attributable to additional professional services for regulatory reporting, SEC reporting as well as consulting services. The percentage increases in the other categories were primarily attributable to the increased volume of transactions we handled due to our growing number of clients.

         INCOME TAXES. The potential future income tax benefit from the financial statement net operating losses in 1998, 1997 and 1996 has not been reflected in the consolidated financial statements. A valuation allowance has been recorded to offset the excess of deferred tax assets over deferred tax liabilities. As we become profitable, the valuation allowance will be reduced and a tax benefit will be realized. The federal and state income tax benefit from tax return net operating losses can be carried forward for twenty years and fifteen years, respectively, from the time of the loss before they expire.

         As of December 31, 1998, we had $687,245 and $522,703 of tax return net operating loss carryforwards available for federal and state income tax purposes expiring in 2016 and 2017 for federal purposes and 2011 and 2012 for state purposes.

1997 COMPARED WITH THE PERIOD FROM FEBRUARY 29, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996

         OVERVIEW. Net loss for the year ended December 31, 1997 was $(762,120) compared to $(290,219) for the year ended December 31, 1996. The increase in net loss was expected due to the overhead expenses required to form, open and operate the bank. Since the only activity performed during 1996 was related to the organization and formation of the bank, a discussion concerning the percentage increases between 1997 and 1996 would not be meaningful and has not been included in the comparative analysis. The bank began operations in February 1997.

         NET INTEREST INCOME. Net interest income for 1997 and 1996 amounted to $1.1 million and $0.2 million, respectively, and represents the difference between interest income earned on earning assets and interest expense paid on interest bearing liabilities. Primarily all of the change from 1996 to 1997 was a result of greater average outstanding balances in interest earning assets and interest bearing liabilities as a result of the bank beginning operations in February of 1997.

         Interest income increased to $2.0 million in 1997 from $0.2 million in 1996, an increase of $1.8 million. The bank began operations in February of 1997 and primarily all of the change from 1996 to 1997 was a result of greater average outstanding balances in interest earning assets.

         Interest expense increased to $942,324 in 1997 from $7,656 in 1996, an increase of $934,668, and represented interest paid primarily to depositors, as well as interest paid on federal funds purchased. The increase in interest expense was again primarily due to greater average outstanding balances in interest bearing liabilities.

         PROVISION FOR LOAN LOSSES. The provision for loan losses was $360,000 for 1997. No provision for loan losses was recorded during 1996 due to the bank not starting operations until February, 1997. The level of the provision for loan losses during 1997 was primarily related to the growth in the loan portfolio during 1997. At December 31, 1997, the allowance for loan losses was 1.61% of total loans receivable. There were no nonperforming loans at December 31, 1997.

         NONINTEREST INCOME. Noninterest income was $4,386 in 1997 and none in 1996. Noninterest income resulted from net gains on sales of securities available for sale and other income.

         NONINTEREST EXPENSE. Noninterest expense consisted primarily of salaries and benefits, occupancy and equipment, professional fees, data processing fees, client courier service and advertising costs. Noninterest expense increased to $1.5 million in 1997 from $0.5 million in 1996. The $1.0 million increase was primarily due to higher overhead expense involved in opening and staffing the bank.

         The following table sets forth the various categories of noninterest expense for the years ended December 31, 1997 and 1996.

                                                                       Year Ended December 31,
                                                                        1997            1996
                                                                        ----            ----
     Salaries and employee benefits                                $     756,388    $     272,088
     Occupancy and equipment expense                                     301,478           29,588
     Advertising and promotion                                            48,403           23,487
     Client courier                                                       49,317                0
     Data processing                                                      64,107            2,650
     Incorporation expense                                                 6,156           30,819
     Liability insurance                                                  25,200            2,158
     Printing, postage, stationery and supplies                           44,221           31,639
     Professional dues and memberships                                    16,082            8,238
     Professional fees                                                    84,921           55,805
     Telephone                                                            22,951            8,148
     Other                                                                67,137           15,000
                                                                   -------------    -------------
                                                                   $   1,486,361    $     479,620
                                                                   =============    =============

         In 1997, salaries and benefits experienced the most significant dollar increase of any noninterest expense component. Total salaries and benefits increased to $756,388 or $484,300 over the 1996 total of $272,088. The change was attributable to the increase in the number of employees needed to open and operate the bank.

         INCOME TAX EXPENSE. The potential future income tax benefit from the net operating losses in 1997 and 1996 has not been reflected in the consolidated financial statements. A valuation allowance has been recorded to offset the excess of deferred tax assets over deferred tax liabilities. As we become profitable, the valuation allowance will be reduced and a tax benefit will be realized. The federal and state income tax benefit from tax return net operating losses can be carried forward for twenty years and fifteen years, respectively, from the time of the loss before they expire.

RESULTS OF OPERATIONS - ADDITIONAL STATISTICAL INFORMATION

         Our net income is derived primarily from net interest income. Net interest income is the difference between interest income, principally from loans and investment securities, and interest expense, principally on client deposits and borrowings. Changes in net interest income result from changes in volume, net interest spread and net interest margin. Volume refers to average dollar levels of interest earning assets and interest bearing liabilities. Net interest spread refers to the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities. Net interest margin refers to the net interest income divided by average interest earning assets and is influenced by the level and relative mix of interest earning assets and interest bearing liabilities.

         The following tables set forth information for the periods indicated with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest earning assets and interest expense on interest bearing liabilities and resultant yields or costs (annualized where applicable), net interest income, net interest spread, net interest margin, and the ratio of average interest earning assets to average interest bearing liabilities:

         The following are the average balance sheets for the six month periods ended June 30:

                                       ---------------------------------------------------------------------
                                                      1999                               1998
                                       ------------------------------------ --------------------------------
                                                   Interest     Average                Interest   Average
                                       Average     Earned      Yield Or    Average     Earned     Yield Or
                                        Balance     Or Paid      Cost       Balance     Or Paid     Cost
                                       ----------- ---------- ------------ ----------- ---------- ----------
                                                                (Dollars in thousands)
ASSETS
Interest earning assets:
    Federal funds sold                   $3,980      $   98         4.92%  $   4,578   $     125      5.46%
    Interest-bearing deposits in
  other financial institutions              128           5         7.81         205           7      6.83
    Securities available for sale-
       taxable (1)                       29,687         875         5.90      24,748         760      6.16
    FHLB stock                              360          15         8.33           -           -         -
    Loans receivable (2)                 57,966       2,272         7.84      28,115       1,202      8.55
                                       --------    --------                ---------   ---------
     Total interest earning assets (1)   92,121       3,265         7.09%     57,646       2,094      7.27%


Noninterest-earning assets:
    Cash and due from banks            $  5,261                             $  2,672
    Allowance for loan losses              (841)                                (447)
    Premises and equipment, net             962                                  858
    Accrued interest receivable and
       other assets                         773                                  555
                                       --------                            ---------
     Total assets                      $ 98,276                             $ 61,284
                                       ========                             ========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest bearing liabilities:
  Savings, NOW and money market        $ 42,408         902         4.25%   $ 19,747         505      5.11%
  Certificates of deposit                21,729         529         4.87      19,335         546      5.65
  Securities sold under agreements
     to repurchase                        8,801         181         4.11       5,077         124      4.88
  Federal funds purchased                   123           3         4.88         112           3      5.36
  FHLB advances                           3,250          74         4.55           -           -         -
                                       --------    --------                ---------   ---------
     Total interest bearing
       liabilities                       76,311       1,689         4.43%     44,271       1,178      5.32%
                                                   --------                            ---------
Noninterest-bearing liabilities
  Noninterest-bearing demand             10,007                                5,616
  Accrued interest payable and
     other liabilities                      363                                  203
                                         ------                             --------
     Total liabilities                   86,681                               50,090
Stockholders' equity                     11,595                               11,194
                                       --------                            ---------
    Total liabilities and
         stockholders' equity          $ 98,276                            $  61,284
                                       ========                            =========

Net interest income/Spread                           $1,576         2.66%                 $  916      1.95%
                                                     ======         ====                  ======      ====

Net interest income as a percent of
   average interest earning assets                                  3.42%                             3.18%
                                                                    ====                              ====

         The following are the average balance sheets for the years ended December 31:

                                                                          1998
                                                                          ----
                                                                         Interest        Average
                                                             Average      Earned        Yield Or      Average
                                                             Balance      Or Paid         Cost        Balance
                                                             -------      -------         ----        -------
                                                                           (Dollars in thousands)
ASSETS
Interest earning assets:
Federal funds sold                                          $   6,114    $     325         5.32%    $   3,132
Interest bearing deposits in other financial
 institutions                                                      88            7         7.95           617
Securities available for sale-taxable (1)                      27,459        1,652         6.08        15,414
FHLB stock                                                        115            9         7.83             -
Loans receivable (2)                                           32,955        2,797         8.49         9,895
                                                            ---------    ---------                  ---------
    Total interest earning assets (1)                          66,731        4,790         7.21%       29,058

Noninterest-earning assets:
Cash and due from banks                                     $   3,644                               $   1,386
Allowance for loan losses                                        (536)                                   (147)
Premises and equipment, net                                       820                                     681
Accrued interest receivable and other assets                      573                                     305
                                                            ---------                               ---------
    Total assets                                            $  71,232                               $  31,283
                                                            =========                               =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
    Savings, NOW and money market                           $  25,785        1,286         4.99%    $   7,873
    Certificates of deposit                                    18,278        1,011         5.53         7,583
    Securities sold under agreements to repurchase              8,601          399         4.64         2,153
    Federal funds purchased                                        56            3         5.36             -
    FHLB advances / borrowings                                     22            -           -              -
                                                            ---------    ---------                  ---------
      Total interest bearing liabilities                       52,742        2,699         5.12%       17,609
                                                                         ---------
Noninterest-bearing liabilities
    Demand deposits                                             6,955                                   1,904
    Accrued interest payable and other liabilities                239                                     142
                                                            ---------                               ---------
      Total liabilities                                        59,936                                  19,655
Stockholders' equity                                           11,296                                  11,628
                                                            ---------                               ---------
    Total liabilities and stockholders' equity              $  71,232                               $  31,283
                                                            =========                               =========

Net interest income/Spread                                               $   2,091         2.09%
                                                                         =========         ====


Net interest income as a percent of average interest
 earning assets                                                                            3.15%
                                                                                           ====


                                                          1997                                     1996
                                                          -----                                    -----
                                                         Interest       Average                   Interest      Average
                                                          Earned         Yield       Average       Earned        Yield
                                                          Or Paid       Or Cost      Balance       Or Paid      Or Cost
                                                          -------       -------      -------       -------      -------
                                                                              (Dollars in thousands)
ASSETS
Interest earning assets:
Federal funds sold                                       $    177         5.65%     $       -    $       -           -%
Interest bearing deposits in other financial
 institutions                                                  41         6.65              -            -           -
Securities available for sale-taxable (1)                     920         5.97          4,127          197        4.77
FHLB stock                                                      -            -              -            -           -
Loans receivable (2)                                          884         8.93              -            -           -
                                                         --------                   ---------    ---------
    Total interest earning assets (1)                       2,022         6.96%         4,127          197        4.77%

Noninterest-earning assets:
Cash and due from banks                                                             $     658
Allowance for loan losses                                                                   -
Premises and equipment, net                                                                 -
Accrued interest receivable and other assets                                              107
                                                                                    ---------
    Total assets                                                                    $   4,892
                                                                                    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
    Savings, NOW and money market                             398         5.06%     $      -             -           -%
    Certificates of deposit                                   437         5.76             -             -           -
    Securities sold under agreements to repurchase            107         4.97             -             -           -
    Federal funds purchased                                     -            -             -             -           -
    FHLB advances / borrowings                                  -            -            133            8        6.02
                                                         --------                   ---------    ---------
      Total interest bearing liabilities                      942         5.35%           133            8        6.02%
                                                         --------                                ---------
Noninterest-bearing liabilities
    Demand deposits                                                                         -
    Accrued interest payable and other liabilities                                          5
                                                                                    ---------
      Total liabilities                                                                   138
Stockholders' equity                                                                    4,754
                                                                                    ---------
    Total liabilities and stockholders' equity                                      $   4,892
                                                                                    =========

Net interest income/Spread                               $  1,080         1.61%                  $     189      (1.25)%
                                                         ========         ====                   =========      =====


Net interest income as a percent of average interest
 earning assets                                                           3.72%                                  4.58%
                                                                          ====                                  =====

(1) Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.

(2) Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.

The following tables set forth the effect of volume and rate changes on interest income and expense for the periods indicated. For purposes of these tables, changes in interest due to volume and rate were determined as follows:

     Volume Variance                =   change in volume multiplied by the previous year's rate.
     Rate Variance                  =   change in rate multiplied by the previous year's volume.
     Rate/Volume Variance           =   change in volume multiplied by the change in rate.  This
                                        variance was allocated to volume
                                        variance and rate variance in proportion
                                        to the relationship of the absolute
                                        dollar amount of the change in each.


                                                         Total Variance
                                                        Six Month Period           Variance Attributable To
                                                            June 30,               ------------------------
                                                            1999/1998            Volume                 Rate
                                                            ---------            ------                 ----
                                                                           (In thousands)
Interest income
     Federal funds sold                                   $       (27)       $       (15)           $       (12)
     Interest bearing deposits in other financial
       institutions                                                (2)                (3)                     1
     Securities available for sale-taxable                        115                148                    (33)
     FHLB stock                                                    15                 15                      -
     Loans receivable                                           1,070              1,178                   (108)
                                                          -----------        -----------            -----------
                                                                1,171              1,323                   (152)

Interest expense
     Savings, NOW and money market                                397                494                    (97)
     Certificates of deposit                                      (17)                63                    (80)
     Securities sold under agreements to repurchase                57                 79                    (22)
     Federal funds purchased                                        -                  -                      -
     FHLB advances                                                 74                 74                      -
                                                          -----------        -----------            -----------
                                                                  511                710                   (199)
                                                          -----------        -----------            -----------

Net interest income                                       $       660        $       613            $        47
                                                          ===========        ===========            ===========


The following table illustrates, for the periods indicated, the changes in our net interest income due to changes in volume and changes in interest rates. For purposes of these tables, changes in interest due to volume and rate were determined as follows:

         Volume Variance            =  change in volume multiplied by the previous year's rate.
         Rate Variance              =  change in rate multiplied by the previous year's volume.
         Rate/Volume Variance       =  change in volume multiplied by the change in rate.  This variance was allocated to volume variance and rate
                                       variance in proportion to the
                                       relationship of the absolute dollar
                                       amount of the change in each.

                                                                                           Total Variance
                                     Total Variance                                          Year ended
                                       Year Ended          Variance Attributable To         December 31,    Variance Attributable To
                                      December 31,         ------------------------                         ------------------------
                                        1998/1997          Volume             Rate           1997/1996         Volume         Rate
                                        ---------          ------             ----           ---------         ------         ----
                                                                         (In thousands)
Interest income
  Federal Funds sold                 $        148     $        159      $        (11)     $        177      $      177     $       -
  Interest bearing deposits in                (34)             (41)                7                41              41             -
     other financial institutions
  Securities available for
     sale-taxable                             732              714                18               723             662            61
  FHLB stock                                    9                9                 -                 -               -             -
  Loans receivable                          1,913            1,959               (46)              884             884             -
                                     ------------     ------------      ------------      ------------      ----------     ---------
                                            2,768            2,800               (32)            1,825           1,764            61

Interest expense
  Savings, NOW and money market               888              893                (5)              398             398             -
  Certificates of deposit                     574              592               (18)              437             437             -
  Securities sold under agreements
     to repurchase                            292              300                (8)              107             107             -
  Federal funds purchased                       3                3                 -                 -               -             -
  FHLB advances                                 -                -                 -                 -               -             -
  Borrowings                                    -                -                 -                (8)             (8)            -
                                     ------------     ------------      ------------      ------------      ----------     ---------
                                            1,757            1,788               (31)              934             934             -
                                     ------------     ------------      ------------      ------------      ----------     ---------
Net interest income                  $      1,011     $      1,012      $         (1)     $        891      $      830     $      61
                                     ============     ============      ============      ============      ==========     =========

FINANCIAL CONDITION

         Our total assets increased by $11.4 million or 11.8% to $108.0 million at June 30, 1999 from $96.6 million at December 31, 1998. Our total assets grew by $45.8 million, or 90.2%, to $96.6 million at December 31, 1998 from $50.8 million at December 31, 1997. The growth during both periods primarily resulted from an increase in the loan portfolio funded by deposits received from clients and by FHLB advances. The largest increase in our balance sheet as of June 30, 1999 was in the loan portfolio.

         CASH AND CASH EQUIVALENTS. Cash and due from banks decreased by $0.9 million or 14.6% to $5.2 million at June 30, 1999 from $6.1 million at December 31, 1998. Cash and due from banks increased by $5.1 million or 520.4%, to $6.1 million at December 31, 1998 from $1.0 million at December 31, 1997. Cash and due from banks represented cash maintained at correspondent banks in the form of demand deposits as well as cash maintained at the Federal Reserve Bank of Chicago.

         Federal funds sold are inter-bank funds with daily liquidity. At June 30, 1999, we had $7.1 million invested in federal funds. This amount decreased by $2.5 million or 26.0% from $9.6 million at December 31, 1998. The decrease in federal funds sold was a result of funding the loan growth for the period. The $9.6 million which we had invested in such funds at December 31, 1998 was an increase of $6.0 million, or 166.7%, from $3.6 million at December 31, 1997. The increase at December 31, 1998 was primarily attributable to increased deposits during the fourth quarter of 1998.

         INVESTMENT PORTFOLIO. Securities available for sale totaled $27.5 million at June 30, 1999, which represented a decrease of $3.6 million or 11.6% from $31.1 million at December 31, 1998. The decrease was a result of funding increased loan demand as well as normal maturities. For the year ended December 31, 1998, securities available for sale increased $8.7 million to $31.1 million from $22.4 million as of December 31, 1997. The increase was attributable to the growth in deposits over and above those deposits which were not used to fund additional loans.

         All securities have been classified as available for sale. Available for sale securities represent those securities which we may decide to sell if needed for liquidity, asset/liability management or other reasons. Such securities are reported at fair value with unrealized gains and losses included as a separate component of stockholders' equity, net of tax. The unrealized loss on the securities portfolio, net of taxes was $(232,952) at June 30, 1999 compared to an unrealized gain on the securities portfolio of $554,950 at December 31, 1998. The unrealized gain at December 31, 1998 was $554,950 compared to $132,368 at December 31, 1997.

         The carrying value of securities available for sale are summarized as follows:

                                                                                               December 31,
                                                         June 30,       ------------------- ------------------- ------------------
                                                           1999                1998                1997               1996
                                                           ----                ----                ----               ----
                                                                                        (In thousands)
U.S. Government and federal agencies                      $    24,770         $    27,276        $    22,190        $    10,128
Obligations of states and political subdivisions                2,757               2,574                161                  -
Corporate bonds                                                     -               1,195                  -                  -
Marketable equity securities                                       21                  21                  -                  -
                                                          -----------         -----------        -----------        -----------
                                                          $    27,548         $    31,066        $    22,351        $    10,128
                                                          ===========         ===========        ===========        ===========

         The maturity distribution and weighted average interest rates of debt securities available for sale at June 30, 1999 were as follows:

                                                     After One Year     After Five Years
                                                        Through              Through
                                Within One Year        Five Years           Ten Years           After Ten Years
                              --------------------------------------------------------------------------------------
                               Amount      Rate      Amount      Rate      Amount      Rate      Amount      Rate
                              ---------- ---------- ---------- ---------- ---------- --------- ----------- ---------
                                                                   (Dollars in thousands)
U.S. Government and
   federal agencies           $   1,511    6.56%    $  15,307    5.91%    $  7,952     6.14%   $       -        -%
Obligations of states and
   political subdivisions            80    6.34         2,155    5.11            -        -          522     5.40
                              ---------             ---------             --------             ---------
                              $   1,591    6.55%    $  17,462    5.81%    $  7,952     6.14%   $     522     5.40%
                              =========             =========             ========             =========

         The weighted average interest rates are based on coupon rates for securities purchased at par value and on effective interest rates considering amortization or accretion if the securities were purchased at a premium or discount.

         Excluding those holdings of the investment portfolio in U.S. Treasury securities and other agencies of the U.S. Government, there were no securities of any one issuer which exceeded 10% of the stockholders' equity at June 30, 1999.

         LOAN PORTFOLIO. Loans receivable net of allowance increased by $17.1 million or 35.6% to $65.1 million at June 30, 1999 from $48.0 million at December 31, 1998. For the year ended December 31, 1998, loans receivable net of allowance were $48.0 million for an increase of $26.0 million from $22.0 million as of December 31, 1997. The increases for both periods were attributable to our officer calling program.

         Total loans on the balance sheet were comprised of the following classifications:

                                                                                               December 31,
                                                          June 30,          ----------------------------------------------------
                                                           1999                1998                1997               1996
                                                           ----                ----                ----               ----
                                                                                   (In thousands)
Commercial                                              $   43,282          $   33,202           $    14,733        $         -
Residential real estate mortgage                            21,332              13,925                 6,376                  -
Consumer                                                     1,524               1,636                 1,242                  -
                                                        ----------          ----------           -----------        -----------
                                                        $   66,138          $   48,763           $    22,351        $         -
                                                        ==========          ==========           ===========        ===========

         Concentrations of Credit Risk: We make commercial, residential real estate mortgage and installment loans to individuals and businesses mainly in the Michiana area. Commercial loans include loans collateralized by business assets. Commercial loans make up approximately 65.4% of the loan portfolio and the loans are expected to be repaid from cash flow from operations of businesses. Residential real estate mortgage loans make up approximately 32.3% of the loan portfolio and are collateralized by residential real estate. Consumer loans make up approximately 2.3% of the loan portfolio and are primarily collateralized by consumer assets.

         Maturities and Sensitivities of Loans to Changes in Interest Rates: The following table shows the amounts of commercial loans outstanding based on remaining scheduled repayments of principal which are due in the periods indicated. Also, the amounts have been classified according to sensitivity to changes in interest rates for commercial loans due after one year. Variable-rate loans are those loans with floating or adjustable interest rates.

                                                                                                   December 31,
                                                         June 30,             ------------------------------------------------
                                                           1999                1998                1997               1996
                                                           ----                ----                ----               ----
                                                                                        (In thousands)
Maturing
Within one year                                           $   18,590          $   17,391        $     5,785        $         -
After one year but within five years                          21,479              13,215              7,991                  -
After five years                                               3,213               2,596                957                  -
                                                          ----------          ----------        -----------        -----------
                                                          $   43,282          $   33,202        $    14,733        $         -
                                                          ==========          ==========        ===========        ===========

                                                   Commercial Loan Interest Sensitivity
                                                   ------------------------------------
                                June 30,                             December 31,                             December 31,
                                  1999                                   1998                                     1997
                                  ----                                   ----                                     ----
                                                              (In thousands)
                    Fixed       Variable                    Fixed      Variable                    Fixed       Variable
                    Rate          Rate          Total       Rate         Rate          Total       Rate          Rate         Total
                    ----          ----          -----       ----         ----          -----       ----          ----         -----
Due after one year
  but within five
  years           $  20,687    $     792    $  21,479     $ 12,895     $     320    $  13,215    $   5,339    $   2,652    $   7,991
Due after five
  years               3,213            -        3,213        2,596             -        2,596          553          404          957
                  ---------    ---------    ---------     --------     ---------    ---------    ---------    ---------    ---------

                  $  23,900    $     792    $  24,692     $ 15,491     $     320    $  15,811    $   5,892    $   3,056    $   8,948
                  =========    =========    =========     ========     =========    =========    =========    =========    =========

         There were no commercial loans as of December 31, 1996.

         Risk Elements - Nonaccrual, Past Due, Restructured and Impaired Loans:
The following schedule summarizes nonaccrual, past due, restructured and impaired loans for the periods indicated:

                                                                                                  December 31,
                                                          June 30,          --------------------------------------------------------
                                                           1999                1998                1997               1996
                                                           ----                ----                ----               ----
                                                                                        (In thousands)
Loans accounted for on a nonaccrual basis           $             -         $         -         $         -         $         -

Accruing loans which are contractually past
  due 90 days or more as to interest or principal
  payments                                          $             -         $         -         $         -         $         -

Loans not included above which are "Troubled
   Debt Restructurings" as defined by Statement
   of Financial Accounting Standards No. 15         $             -         $         -         $         -         $         -

Other loans defined as "impaired"                   $             -         $         -         $         -         $         -
                                                    ===============         ===========         ===========         ===========

                                                    $             -         $         -         $         -         $         -
                                                    ===============         ===========         ===========         ===========

         Management believes the allowance for loan losses at June 30, 1999 was adequate to absorb any losses on nonperforming loans, as the allowance balance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time.

                                                                                                      December 31,
                                                                 June 30,           ------------------------------------------------
                                                                   1999             1998             1997             1996
                                                                   ----             ----             ----             ----
                                                                                       (In thousands)
Gross income that would have been recorded if the loans had
  been current, in accordance with their original terms and
  had been outstanding throughout the period
  or since origination if held for part of the period        $             -       $         -      $         -      $         -

Interest income actually recorded on nonaccrual loans
  and included in net income for the period                  $             -       $         -      $         -      $         -

Interest income not recognized during the period             $             -       $         -      $         -      $         -

         Discussion of the Nonaccrual Policy: The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful. When interest accruals are discontinued, interest income accrued in the current period is reversed. While loans which are past due 90 days or more as to interest or principal payments are considered for nonaccrual status, management may elect to continue the accrual of interest when the estimated net realizable value of collateral, in management's judgment, is sufficient to cover the principal balance and accrued interest.

         Potential Problem Loans: As of June 30, 1999, there were no other outstanding loans where known information about possible credit problems of the borrowers caused management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in disclosure of such loans at some future date. Consideration was given to loans classified for regulatory purposes as loss, doubtful, substandard or special mention. To the extent that such loans are not disclosed as potential problem loans, management believes that such loans will not materially impact future operating results, liquidity, or capital resources.

         Other Interest Earning Assets: There were no other interest earning assets as of June 30, 1999 which would be required to be disclosed if such assets were loans.

         Summary of Loan Loss Experience: The following schedule presents an analysis of the allowance for loan losses, average loan data and related ratios for the periods indicated:

                                                 June 30,                     December 31,
                                                               -------------------------------------------
                                                   1999             1998          1997          1996
                                            --------------------------------------------------------------
                                                                 (Dollars in thousands)
 Loans
 Loans outstanding at end of period             $  66,138          $  48,763    $  22,351      $       -
 Average loans outstanding at
     end of period                                 57,966             32,955        9,895              -

 Allowance for loan losses
     Balance at beginning of period             $     752          $     360    $       -      $       -
     Loans charged-off
     Commercial                                         -                  -            -              -
     Residential real estate mortgage                   -                  -            -              -

     Consumer                                           -                  -            -              -
                                                ---------          ---------    ---------      ---------
     Subtotal charge-offs                               -                  -            -              -
                                                ---------          ---------    ---------      ---------

     Recoveries of loans previously
          charged-off
          Commercial                            $       -          $       -    $       -      $       -
     Residential real estate mortgage                   -                  -            -              -


          Consumer                                      -                  -            -              -
                                                ---------          ---------    ---------      ---------
          Subtotal recoveries                           -                  -            -              -
                                                ---------          ---------    ---------      ---------

 Net loans charged-offs                                 -                  -            -              -

 Provision for loan losses                            206                392          360              -
                                                ---------          ---------    ---------      ---------
 Balance, end of year                           $     958          $     752    $     360      $       -
                                                =========          =========    =========      =========

 Ratio of net charge-offs during the period
   to average loans outstanding during the
   period                                               -%                 -%           -%             -%

         The allowance for loan losses balance and the provision for loan losses are determined by management based upon periodic reviews of the loan portfolio. In addition, management considers the level of charge-offs on loans as well as the fluctuations of charge-offs and recoveries on loans, including the factors which caused these changes. Estimating the risk of loss and the amount of loss is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values and other factors and estimates which are subject to change over time.

         The following schedule is a breakdown of the allowance for loan losses allocated by type of loan and related ratios for the periods indicated:

                                                                                          December 31,
                                 June 30,                                                  ------------
                                   1999                       1998                        1997                       1996
                                   ----                       ----                        ----                       ----
                                     Percentage of               Percentage of              Percentage of              Percentage of
                                       Loans In                    Loans In                   Loans In                   Loans In
                                         Each                        Each                       Each                       Each
                                       Category                    Category                   Category                   Category
                          Allowance    to Total     Allowance      to Total     Allowance     to Total      Allowance    to Total
                           Amount        Loans       Amount          Loans       Amount         Loans        Amount        Loans
                           ------        -----       ------          -----       ------         -----        ------        -----
                                                                 (Dollars in thousands)
Commercial               $    620        65.4%      $     471        68.1%      $    151        65.9%      $       -          -%
Residential real estate
  mortgage                    113        32.3              75        28.5             49        28.5               -          -
Consumer                       55         2.3              31         3.4             14         5.6               -          -
Unallocated                   170           -             175           -            146           -               -          -
                         --------     -------       ---------    --------       --------     -------       ---------     ------

                         $    958       100.0%      $     752       100.0%      $    360       100.0%      $       -          -%
                         ========     =======       =========    ========       ========     =======       =========     ======

         While management's periodic analysis of the adequacy of the allowance for loan losses may allocate portions of the allowance for specific problem loan situations, the entire allowance is available for any loan charge-offs that occur.

         OTHER ASSETS. Premises and equipment increased by $724,563 or 97.6% to $1,467,058 at June 30, 1999 from $742,495 at December 31, 1998. The increase was primarily the result of purchasing our headquarters building in May, 1999 for $800,000. Premises and equipment decreased by $139,345, or 15.8%, to $742,495 as of December 31, 1998 from $881,840 as of December 31, 1997. The decrease resulted from depreciation expense offset by the purchase of additional furniture, fixtures and equipment.

         Accrued interest receivable on loans, securities and interest bearing cash accounts increased by $99,119 or 13.4% to $838,143 at June 30, 1999 from $739,024 at December 31, 1998. Accrued interest receivable on loans, securities and interest bearing cash accounts increased by $212,685, or 40.4% to $739,024, as of December 31, 1998 from $526,339 as of December 31, 1997. The increases were primarily due to greater average outstanding balances in interest earning assets.

         Other assets as of June 30, 1999 and December 31, 1998 totaled $71,005 and $103,565, respectively. The $32,560, or 31.4%, decrease was attributable to the reduction of related prepaid expenses.

         DEPOSITS. Deposits increased by $6.4 million or 8.4% to $82.8 million at June 30, 1999 from $76.4 million at December 31, 1998. The increase resulted from an $8.9 million net increase in certificates of deposit which were offset by a $2.5 million net decrease in noninterest-bearing, NOW, money market and other savings accounts. We do not accept brokered certificates of deposit. The increase in certificates of deposit during the first half of 1999 was primarily a result of expanding relationships with existing clients and obtaining business from other local relationship based clients.

         Transaction accounts, which include noninterest-bearing, NOW, money market, other savings and our client-based repurchase agreement relationships, increased by $1.4 million during the first six months of 1999. Our average cost of interest bearing liabilities decreased from 5.12% during the year 1998 to 4.43% during the first six months of 1999.

         The increase in deposits for these periods were a result of periodic aggressive pricing programs for deposits, ongoing marketing efforts and the hiring of new personnel. Management also believes the increase was a reaction by clients to the acquisitions and mergers of local banks by transferring their financial business to community banks that have the ability to offer more personalized service.

         The average amount of deposits and average rates paid are summarized as follows:

                                 June 30,                                             December 31,
                                                                                      ------------
                                   1999                       1998                        1997                       1996
                         -------------------------  -------------------------   -------------------------  ------------------------
                          Average       Average      Average        Average      Average       Average      Average        Average
                          Amount         Rate        Amount          Rate        Amount         Rate        Amount          Rate
                          ------         ----        ------          ----        ------         ----        ------          ----
                                                                 (Dollars in thousands)
Savings, NOW and
  money market           $ 42,408         4.25%     $  25,785         4.99%     $  7,873         5.06%     $       -           -
Certificates of deposit    21,729         4.87         18,278         5.53         7,583         5.76              -           -
Demand deposits
  (noninterest-bearing)    10,007            -          6,955            -         1,904            -              -           -
                         --------                   ---------                   --------                   ---------

                         $ 74,144                   $  51,018                   $ 17,360                   $       -
                         ========                   =========                   ========                   =========

         Included in interest bearing deposits as of June 30, 1999 were certificates of deposit totaling $22.8 million, that were $100,000 or greater. Maturities of time certificates of deposit and other time deposits of $100,000 or more are summarized as follows:

                                                                                               December 31,
                                                         June 30,           ----------------------------------------------------
                                                           1999                1998                1997               1996
                                                           ----                ----                ----               ----
                                                                                   (In thousands)
Three months or less                                    $ 16,664            $  9,979             $  6,607           $     -
Over three months and through six months                   2,714               1,555                6,316                 -
Over six months and through twelve months                    552               2,007                1,722                 -
Over twelve months                                         2,884               1,525                  605                 -
                                                        --------            --------             --------           -------
                                                        $ 22,814            $ 15,066             $ 15,250           $     -
                                                        ========            ========             ========           =======

         SHORT-TERM BORROWINGS. Short-term borrowings increased $4.0 million from $6.4 million as of December 31, 1998 to $10.4 million as of June 30, 1999. As of December 31, 1998, short-term borrowings increased to $6.4 from $4.5 million as of December 31, 1997, for an increase of $1.9 million. Short-term borrowings represented repurchase agreements offered to commercial clients. Though short-term in nature, repurchase agreements have been and continue to be a stable source of funds.

         We had securities sold under agreements to repurchase for which the average balance outstanding during the reported period was 30 percent or more of stockholders' equity at the end of the reported period. The required disclosure is incorporated by reference and can be located in the Notes to the Consolidated Financial Statements, found at the end of this prospectus.

         FHLB ADVANCES AND OTHER BORROWINGS. As a result of our membership in the Federal Home Loan Bank of Indianapolis, we have the ability to borrow for short or long-term purposes under a variety of programs. FHLB advances increased by $1.5 million to $3.5 million as of June 30, 1999 from $2.0 million at December 31, 1998. As of December 31, 1998, FHLB advances had increased to $2.0 million from none as of December 31, 1997, for an increase of $2.0 million. As of June 30, 1999, the bank held $388,800 of FHLB stock. The increases primarily resulted as we used FHLB advances for loan matching and for hedging against the possibility of rising interest rates.

         Other liabilities decreased by $4,384 or 3.9% to $108,668 as of June 30, 1999 from $113,052 as of December 31, 1998. Other liabilities were $41,431 at December 31, 1997. Other liabilities were comprised of unpaid amounts for various products and services and accrued but unpaid interest on deposits.

CAPITAL RESOURCES

         Additional paid-in capital increased by $0.1 million from $12.3 million at December 31, 1998 to $12.4 million at June 30, 1999. The increase in additional paid-in capital was a result of employees' stock purchases through our 401(k) plan.

         The retained deficit decreased by $0.2 million or 13.6% to $(1.1) million as of June 30, 1999 from $(1.3) million as of December 31, 1998. The decrease reflected net income for the six month period ended June 30, 1999.

         Unrealized gains (losses) on securities available for sale, were $(232,952) as of June 30, 1999 as compared to $554,950 as of December 31, 1998.
The decrease was attributable to the decrease during the period in fair value of the securities available for sale due to rising interest rates.

         Total stockholders' equity was $11.1 million as of June 30, 1999, a decrease of $0.5 million from $11.6 million as of December 31, 1998. The net decrease resulted from the combination of the increase in the net income for the period, a decrease in the net unrealized gains/losses on securities available for sale as well as an increase in the investment in our stock by our employees through our 401(k) plan.

         The components of total risk-based capital are Tier 1 capital and Tier 2 capital. Tier 1 capital is total stockholders' equity less intangible assets. Tier 2 capital is Tier 1 capital plus a portion of the allowance for loan losses. The allowance for loan losses is includable in Tier 2 capital up to a maximum of 1.25% of risk weighted assets. The net unrealized appreciation (depreciation) on securities available for sale, net of tax, is not considered in meeting regulatory capital requirements. The following table provides the bank's minimum regulatory capital requirements and the bank's actual capital ratios at June 30, 1999:

                                         Minimum Required For       Minimum Required To Be Well
                                           Capital Adequacy          Capitalized Under Prompt       Bank's Capital
            June 30, 1999                      Purposes            Corrective Action Regulations         Ratio
Ratio of Total Capital to Risk
   Weighted Assets                                 8.0%                        10.0%                       15.6%
Ratio of Tier 1 Capital to Risk
   Weighted Assets                                 4.0%                         6.0%                       14.4%
Ratio of Tier 1 Capital to Average
   Assets                                          4.0%                         5.0%                       10.3%

         The bank exceeded the applicable minimum regulatory capital requirements at June 30, 1999 and was considered to be well capitalized.

         Restrictions exist regarding the ability of the bank to transfer funds to St. Joseph in the form of cash dividends, loans or advances. No cash or other dividends were declared or paid during the six month period ended June 30, 1999 or the years ended December 31, 1998, 1997 or 1996.

         As of June 30, 1999, management was not aware of any current recommendations by the banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material adverse effect on our liquidity, capital resources or operations.

RETURN ON EQUITY AND ASSETS

         The ratio of net income (loss) to average stockholders' equity and average total assets and certain other ratios, annualized where applicable, are as follows:

                                                                                                        December 31,
                                                            June 30,            --------------------------------------------------
                                                              1999                 1998                 1997                1996
                                                              ----                 ----                 ----                ----
                                                                                   (Dollars in thousands)
Average total assets                                       $  98,276            $  71,232            $    31,283          $  4,892
                                                           =========            =========            ===========          ========
Average stockholders' equity (1)                           $  11,595            $  11,296            $    11,628          $  4,754
                                                           =========            =========            ===========          ========
Net income/loss                                            $     175            $    (229)           $     (762)          $   (290)
                                                           =========            =========            ==========           ========
Cash dividends declared                                    $       -            $       -            $        -           $      -
                                                           =========            =========            ==========           ========
Return on average total assets                                   .36%               (.32)%               (2.44)%            (5.93)%
Return on average stockholders' equity                          3.02%              (2.03)%               (6.55)%            (6.10)%
Dividend payout percentage                                         -%                   -%                    -%                 -%
Average stockholders' equity to average total assets           11.80%               15.86%                37.17%             97.18%

(1) Net of average unrealized appreciation or depreciation on securities available for sale


ASSET/LIABILITY MANAGEMENT

LIQUIDITY

         Liquidity relates primarily to our ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold, interest bearing deposits in other financial institutions and securities available for sale. These assets are commonly referred to as liquid assets. Liquid assets were $40.0 million at June 30, 1999 compared to $46.8 million at December 31, 1998, respectively. Liquidity levels declined $6.8 million from December 31, 1998 due to the need to fund our loan growth with liquid assets. Management recognizes that securities may need to be sold in the future to help fund loan demand and accordingly, as of June 30, 1999, the entire securities portfolio of $27.5 million was classified as available for sale. Management believes its current liquidity level is sufficient to meet anticipated future growth.

         The statements of cash flows for the periods presented provide an indication of our sources and uses of cash as well as an indication of our ability to maintain an adequate level of liquidity. A discussion of the statements of cash flows for the six month period ended June 30, 1999 and 1998 follows.

         During the 1998 period presented, we experienced a net increase in cash from operating activities. Net cash from operating activities was $517,160 during the six months ended June 30, 1999 compared to a net decrease in cash from operating activity of $(66,627) for the same period in 1998. The increase in cash from operating activities of $583,634 during 1999 as compared to 1998 was primarily a result of our ability to generate an operating profit of $174,793 for the six months ended June 30, 1999 compared to a net operating loss of $(219,474) for the same period in 1998.

         For all periods presented, we experienced a net decrease in net cash from investing activities. Net cash from investing activities was $(15.7) million and $(17.9) million for the six months ended June 30, 1999 and 1998, respectively. The changes in net cash from investing activities include reinvestments of interest bearing deposits in other financial institutions, purchases, maturities and calls of securities available for sale, growth in loans receivable and purchases of premises and equipment.

         Net cash flow from financing activities was $11.9 million and $23.4 million for the periods ended June 30, 1999 and 1998, respectively. In 1999 and 1998, the increase was primarily attributable to growth in total deposits, securities sold under agreements to repurchase and Federal Home Loan Bank advances of $6.4 million, $4.0 million and $1.5 million compared to $22.1 million, $1.2 million and $0.

MANAGEMENT OF INTEREST SENSITIVITY

         A number of measures are used to monitor and manage interest rate risk, including income simulation and interest sensitivity (GAP) analysis. An income simulation model is management's primary tool used to assess the direction and magnitude of variations in net interest income resulting from changes in interest rates. Key assumptions in the model include repayment speeds on various loan and investment assets; cash flow and maturities of financial instruments held for purposes other than trading; changes in market conditions, loan volumes, and pricing; deposit sensitivity; client preferences; and management's capital plans. These assumptions are inherently uncertain, subject to fluctuations and revision in a dynamic environment and as a result, the model cannot precisely estimate net interest income or exactly predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

         Results of the simulation done as of May 28, 1999, suggest that we could expect net interest income to increase by approximately $205,000, if interest rates gradually decline by 100 basis points over the next twelve months, and to decrease approximately $120,000, if interest rates gradually increased 100 basis points over the next twelve months, from forecast levels of net interest income absent any changes in rates. These variances in net interest income were within our policy parameters established to manage interest rate risk. In addition to changes in interest rate, the level of future net interest income is also dependent on a number of other variables, including growth, composition and absolute levels of deposits, loans, and other earning assets and interest bearing liabilities, economic and competitive conditions, client preference and other factors.

         Austin Advisors, Inc., a firm specializing in consulting and providing assistance to banks, performs a formal asset/liability management analysis on a monthly basis. This information is presented and reviewed by the "ALCO" Committee.

IMPACT OF INFLATION AND CHANGING PRICES

         The majority of our assets and liabilities are monetary in nature and therefore we differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation significantly affects noninterest expense, which tends to rise during periods of general inflation.

IMPACT OF YEAR 2000 COMPLIANCE

         The Year 2000 has posed a unique set of challenges to those industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the Year 2000 from the Year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. Financial institutions are particularly vulnerable due to the industry's dependency on electronic data processing systems. In 1997, we started the process of identifying the hardware and software issues required to be addressed to assure Year 2000 compliance. We began by assessing the issues related to the Year 2000 and the potential for those to adversely affect our operations.

         Since that time, we have established a Year 2000 committee to deal with this issue. The committee meets with and utilizes various representatives from key units throughout the Company to aid in analysis and testing. It is the mission of this committee to identify areas subject to complications related to the Year 2000 and to initiate remedial measures designed to eliminate any adverse effects on our operations. The committee has identified all mission-critical software and hardware that may be adversely affected by the Year 2000 and has requested vendors to represent that the systems and products provided are or will be Year 2000 compliant.

         We license all software used in conducting our business from third party vendors. None of our software has been internally developed. We have developed a comprehensive list of all software, all hardware and all service providers used. Every vendor has been contacted regarding the Year 2000 issues, and we continue to closely track the progress each vendor is making in resolving the problems associated with this issue. The vendor of the primary software we use was compliant with the Year 2000 with no remediation needed. Testing standards were formulated and comprehensive testing was completed in September 1998. We continue to monitor all other major vendors of services for Year 2000 issues in order to avoid shortages of supplies and services in the coming months. We have not had any material delays regarding our information systems projects as a result of the Year 2000 project.

         There are third party utilities with which we have an important relationship, i.e. Ameritech (phone service), Mishawaka Power (electricity) and NIPSCO (natural gas). We have not identified any practical, long-term alternatives to relying on these companies for basic utility services, however, we have installed a generator that will supply power to our building as a backup for any disruption in electrical service. In the event that the utilities significantly curtail or interrupt their services to us, there would be a significant adverse effect on our ability to conduct business. Information received from these utilities indicates that they have significantly completed remediation and validation of their mission critical applications.

         We have also tested such things as alarm systems and networks for Year 2000 functionality and are not aware of any significant problems with such systems.

         Our cumulative costs of the Year 2000 project through the second quarter of 1999 were approximately $48,000. The estimated total cost of the Year 2000 project is $72,000. This includes costs to upgrade equipment specifically for the purpose of Year 2000 compliance and certain administrative expenditures. At the present time, no situation that will require material cost expenditures to become fully compliant have been identified. However, the Year 2000 problem is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that Year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

         We are committed to a plan for achieving compliance, focusing not only on our own data processing systems, but also on our loan and depository clients. The Year 2000 committee has taken steps to educate and assist our clients with identifying their Year 2000 compliance problems, if any. In addition, the management committee has proposed policies and procedures to help identify potential risks and to gain an understanding of how clients are managing the risks associated with the Year 2000. We are assessing the impact, if any, of the Year 2000 risk in our credit analysis. In connection with potential credit risk related to the Year 2000 issue, we have contacted our large commercial loan and depository clients regarding their level of preparedness for the Year 2000. Through these questionnaires and resulting assessments, we believe that overall credit and liquidity risk to our large corporate borrowers and depositors is not excessive.

         We have developed contingency plans for various Year 2000 problems and continue to revise those plans based on testing and vendor notifications.

         The federal banking regulators issued guidelines establishing minimum safety and soundness standards for achieving Year 2000 compliance. The guidelines, which took effect October 15, 1998 and apply to all FDIC- insured depository institutions, established standards for developing and managing Year 2000 project plans, testing remediation efforts and planning for contingencies. The guidelines are based upon guidance previously issued by the agencies under the auspices of the Federal Financial Institutions Examination Council but are not intended to replace or supplant the Federal Financial Institutions Examination Council guidance which will continue to apply to all federally insured depository institutions.

         The guidelines were issued under section 39 of the Federal Deposit Insurance Act, which requires the federal banking regulators to establish standards for the safe and sound operation of federally insured depository institutions. Under section 39 of the Federal Deposit Insurance Act, if an institution fails to meet any of the standards established in the guidelines, the institution's primary regulators may require the institution to submit a plan for achieving compliance. If an institution fails to submit an acceptable compliance plan, or fails in any material respect to implement a compliance plan that has been accepted by its primary regulator, the regulator is required to issue an order directing the institution to cure the deficiency. Such an order is enforceable in court in the same manner as a cease and desist order. Until the deficiency cited in the regulator's order is cured, the regulator may restrict the institution's rate of growth, require the institution to increase its capital, restrict the rates the institution pays on deposits or require the institution to take any action the regulator deems appropriate under the circumstance. In addition to the enforcement procedures established in section 39 of the Federal Deposit Insurance Act, noncompliance with the standards established by the guidelines may also be grounds for other enforcement action by federal banking regulators, including cease and desist orders and civil money penalty assessments. Our management believes Year 2000 planning has been consistent with regulatory guidelines.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of St. Joseph, and their occupational history for the past five years, are as follows:

NAME                                     AGE              POSITION AND WORK EXPERIENCE
----                                     ---              ----------------------------
John W. Rosenthal (2, 3, 4).........      40    Chairman, President and Chief Executive Officer (1996-present); Vice
                                                President and Senior Corporate Banker, The First National Bank of
                                                Chicago (1988-1996)

Brian R. Brady (2, 3, 4)............      47    Director; President and Chief Executive Officer, Damon Corporation
                                                (1988-1998)

David A. Eckrich (1, 2, 4)..........      58    Director; President, Adams Road Development, Inc. (1978-present)

Jerry Hammes (1, 2).................      67    Director; Chairman, Romy Hammes Bancorp, Peoples Bank of Kankakee
                                                County and Romy Hammes, Inc. (1970-present)

V. Robert Hepler....................      70    Director; President and Chief Executive Officer, VRH Rentals
                                                (1994-present)

Scott C. Malpass (2, 4).............      37    Director; Vice President for Finance and Chief Investment Officer,
                                                University of Notre Dame (1988-present)

Jack Matthys (2, 3).................      52    Vice Chairman, Chief Lending Officer and Director (1996-present);
                                                President, Krizman, Inc. (1990-1992)

Arthur H. McElwee, Jr. (2, 3).......      56    Director; President, Toefco Engineered Coating Systems, Inc.
                                                (1994-present); President, Goshen Rubber, Inc. (1992-1994)

Myron C. Noble (1, 2)...............      61    Director; Chairman, Pi-Rod, Inc. (1996-present); President, Pi-Rod,
                                                Inc. (1974-1996)

Richard A. Rosenthal (2, 4).........      66    Director; Athletic Director Emeritus (1995-present), Director of
                                                Athletics (1987-1995), University of Notre Dame

Robert A. Sullivan (2, 3)...........      45    Director; President, Capital Bank, N.A. (1989-present)

Edward R. Pooley....................      34    Senior Vice President, Chief Financial Officer and Secretary
                                                (1996-present); Cashier and Chief Operations Officer, Metamora State
                                                Bank (1991-1996)

-----------------
     (1) Member of the Audit Committee.*
     (2) Member of the Directors Loan Policy Committee.
     (3) Member of the Human Resources Committee.
     (4) Member of the Investment Committee.
     *All committees are bank level committees except the Audit Committee which is holding company committee.

     No directors or officers are related by blood or marriage, except that Richard A. Rosenthal is the father of John W. Rosenthal. Mr. Arthur J. Decio serves as Director Emeritus. Except for V. Robert Helper, all of the directors of St. Joseph are also directors of the bank.

REMUNERATION OF EXECUTIVE OFFICERS

         The following table shows the compensation for the last three fiscal years paid by St. Joseph to its Chief Executive Officer, Mr. Rosenthal. No other executive officer of St. Joseph or the bank had 1998 salary and bonus which exceeded $100,000.

====================================================================================================================
                                            SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------
                                                        ANNUAL COMPENSATION
--------------------------------------------------------------------------------------------------------------------
            (a)                       (b)                (c)            (d)           (g)               (h)




                                    FISCAL                                        SECURITIES
                                     YEAR                                         UNDERLYING
          NAME AND                   ENDED                                          OPTIONS          ALL OTHER
     PRINCIPAL POSITION          DECEMBER 31st       SALARY($)(1)    BONUS ($)    GRANTED (#)    COMPENSATION($)(2)
--------------------------------------------------------------------------------------------------------------------
John W. Rosenthal                    1998              $107,000         ---         15,000           $12,343
President & Chief Executive          1997              $101,015       $10,000        3,000           $13,186
Officer                              1996                75,384         ---         27,000             6,038
====================================================================================================================

(1)  Includes compensation deferred at the election of Mr. Rosenthal.
(2) Represents amounts paid by St. Joseph for contributions to St. Joseph's 401(k) Plan, an automobile allowance and for life insurance.

STOCK OPTION INFORMATION

         The following table sets forth certain information concerning the number and value of stock options granted in the last fiscal year to the individuals named in the Summary Compensation Table:

====================================================================================================================
                                         OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------------------------------------------
                                                 INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------------------------

====================================================================================================================

                (a)                        (b)               (c)                  (d)                  (e)



                                         OPTIONS     % OF TOTAL OPTIONS
               NAME                      GRANTED    GRANTED TO EMPLOYEES    EXERCISE OR BASE         EXPIRATION
                                         (#)(1)        IN FISCAL YEAR         PRICE ($/SH)              DATE
====================================================================================================================
John W. Rosenthal                        15,000             52.6%                $18.25               09/10/08
====================================================================================================================

(1)  Options vest as follows: 2,500 on 01/01/1999; 3,000 on 01/01/2000; 3,000 on
     01/01/2001; 3,000 on 01/01/2002; and 3,500 on 01/01/2003

         The following table sets forth certain information concerning the exercisable and nonexercisable stock options at December 31, 1998, held by the individuals named in the above Summary Compensation Table:

===================================================================================================================
                            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END
                                                  OPTION VALUES
-------------------------------------------------------------------------------------------------------------------
                        SHARES                           NUMBER OF SECURITIES
                       ACQUIRED                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-
                          ON           VALUE              OPTIONS AT FY-END                THE-MONEY OPTIONS
        NAME           EXERCISE      REALIZED                  (#)(d)                       AT FY-END ($)(e)
       (#)(a)           (#)(b)        ($)(c)         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------------
   John W. Rosenthal     ---           $---             27,000          18,000         $209,250         $3,750
-------------------------------------------------------------------------------------------------------------------


EMPLOYMENT AGREEMENTS

         St. Joseph has entered into an employment agreement with John W. Rosenthal which provides for an initial three-year term beginning on March 18, 1996. In the absence of notice from either party to the contrary, the employment term under the agreement extends for an additional one year at the end of each year of the agreement. Under the agreement, Mr. Rosenthal received an initial annual salary of $98,000. The agreement also includes a provision for the review, and possible increase, but not a decrease, of his salary in subsequent years, as well as performance bonuses, membership in a local country club, life insurance in the amount of $300,000, an automobile allowance and participation in St. Joseph's benefit plans and disability benefits. The agreement also provides for the grant of options to purchase 27,000 shares of common stock under St. Joseph's stock option plan.

         The employment agreement is terminable at any time by either St. Joseph's board of directors or by Mr. Rosenthal. The agreement provides severance benefits in the event he is terminated without cause, including severance compensation equal to his then current salary and benefits for the remainder of the then current term of the employment agreement. St. Joseph also must pay all accrued salary, vested deferred compensation and other benefits then due to him. St. Joseph may terminate the agreement at any time for cause without incurring any post-termination obligation to Mr. Rosenthal. If Mr. Rosenthal is terminated upon a change in control, he is to be paid severance compensation equal to three times: (i) his salary at the rate then in effect at the time of termination; (ii) the amount of any bonus he would have received; and (iii) the value of the other benefits which would have accrued to him if he had remained employed for the full term of his agreement. Moreover, he will continue to receive health, life and disability insurance coverage for three years following such termination. Pursuant to a non-competition covenant of the agreement, Mr. Rosenthal is prohibited from competing with St. Joseph or its subsidiaries within a 50-mile radius of St. Joseph's main office for a period of one year following the termination of his employment agreement.

STOCK INCENTIVE PLAN

         St. Joseph's board of directors and its initial sole stockholder created a Stock Incentive Plan to promote equity ownership of St. Joseph by directors and selected officers and employees of St. Joseph and the bank, to increase their proprietary interest in the success of St. Joseph and to encourage them to remain in the employ of St. Joseph.

         ADMINISTRATION. The Stock Incentive Plan is administered by St. Joseph's human resources committee, which is comprised of at least two non-employee directors appointed by St. Joseph's board of directors. The committee will have the authority, subject to approval by the board, to select the directors and employees to whom awards may be granted, to determine the terms of each award, to interpret the provisions of the Stock Incentive Plan and to make all other determinations that it may deem necessary or advisable for the administration of the plan.

         The Stock Incentive Plan provides for the grant of "incentive stock options," as defined under Section 422(b) of the Internal Revenue Code of 1986, options that do not so qualify (referred to herein as "nonstatutory options"), restricted stock and stock appreciation rights, as determined in each individual case by the committee. The board of directors has reserved 200,000 shares of common stock for issuance under the plan. In general, if any award (including an award granted to a non-employee director) granted under the plan expires, terminates, is forfeited or is canceled for any reason, the shares of common stock allocable to such award may again be made subject to an award granted under the plan.

         AWARDS. Directors and key policy-making employees of St. Joseph and the bank are eligible to receive grants under the Stock Incentive Plan. Only employees may be granted incentive stock options. Awards may be granted subject to a vesting requirement and in any event will become fully vested upon a merger or change of control of St. Joseph. The exercise price of incentive stock options granted under the Stock Incentive Plan must at least equal the fair market value of the common stock subject to the option (determined as provided in the plan) on the date the option is granted. The exercise price of nonstatutory options and stock appreciation rights will be determined by the committee.

         An incentive stock option granted under the plan to an employee owning more than 10% of the total combined voting power of all classes of capital stock of St. Joseph is subject to the further restriction that the option must have an exercise price of at least 110% of the fair market value of the shares of common stock issuable upon exercise of the option, determined as of the date the option is granted, and may not have an exercise term of more than five years. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of grant, of common stock as to which any such incentive stock option first becomes exercisable in any calendar year, is limited to $100,000. If options covering more than $100,000 worth of common stock first become exercisable in any one calendar year, the excess will be nonstatutory options. For purposes of determining which, if any, options have been granted in excess of the $100,000 limit, options will be considered to become exercisable in the order granted.

         Each director and key employee eligible to participate in the Stock Incentive Plan will be notified by the committee. To receive an award under the plan, an award agreement must be executed which specifies the type of award to be granted, the number of shares of common stock, if any, to which the award relates, the terms and conditions of the award and the date granted. In the case of an award of options, the award agreement will also specify the price at which the shares of common stock subject to the option may be purchased, the date(s) on which the option becomes exercisable and whether the option is an incentive stock option or a nonstatutory option.

         The full exercise price for all shares of common stock purchased upon the exercise of options granted under the plan must be paid by cash, personal check, personal note, award surrender or common stock owned at the time of exercise. Incentive stock options granted to employees under the plan may remain outstanding and exercisable for ten years from the date of grant or until the expiration of ninety days, or such lesser period as the committee may determine, from the date on which the person to whom they were granted ceases to be employed by St. Joseph. Nonstatutory options and stock appreciation rights granted under the Plan remain outstanding and exercisable for such period as the committee may determine.

         INCOME TAX. Incentive stock options granted under the plan have certain advantageous tax attributes to the recipient under the income tax laws. No taxable income is recognized by the option holder for income tax purposes at the time of the grant or exercise of an incentive stock option, although neither is there any income tax deduction available to St. Joseph as a result of such a grant or exercise. Any gain or loss recognized by an option holder on the later disposition of shares of common stock acquired pursuant to the exercise of an incentive stock option generally will be treated as capital gain or loss if such disposition does not occur prior to one year after the date of exercise of the option, or two years after the date the option was granted.

         As in the case of incentive stock options, the grant of nonstatutory stock options, restricted stock or stock appreciation rights will not result in taxable income for income tax purposes to the recipient of the awards, nor will St. Joseph be entitled to an income tax deduction. Upon the exercise of nonstatutory stock options or stock appreciation rights, or the lapse of restrictions on restricted stock, the award holder will generally recognize ordinary income for income tax purposes equal to the difference between the exercise price and the fair market value of the shares of common stock acquired or deemed acquired on the date of exercise, and St. Joseph will be entitled to an income tax deduction in the amount of the ordinary income recognized by the option holder. In general, any gain or loss realized by the option holder on the subsequent disposition of such shares will be a capital gain or loss.

         AMENDMENT AND TERMINATION. The Stock Incentive Plan expires ten years after its adoption, unless sooner terminated by the board. The board has authority to amend the plan in such manner as it deems advisable. Also, the plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares subject to unexercised options, in the event of any change in the outstanding shares of common stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event.

                              CERTAIN TRANSACTIONS

         During the year ended December 31, 1998, some of our directors and executive officers, including their affiliates, families and companies in which they are principal owners, officers or directors, became loan customers of, and have had other transactions with, St. Joseph or the bank in the ordinary course of business. The loans and lines of credit have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for transactions with other persons and are not believed to involve more than the normal risk of collectibility or present other unfavorable features.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding our common stock beneficially owned on June 30, 1999 with respect to all persons known to us to be the beneficial owner of more than five percent of our common stock, each director, each executive officer named in the Summary Compensation Table and all directors and executive officers of St. Joseph and the bank as a group.

NAME OF INDIVIDUAL AND                 AMOUNT AND NATURE OF           PERCENT
NUMBER OF PERSONS IN GROUP          BENEFICIAL OWNERSHIP(1)(2)       OF CLASS
--------------------------          --------------------------       --------

DIRECTORS
John W. Rosenthal(3)                         48,273                      3.7%

Brian R. Brady                                6,399                       .5%

David A. Eckrich                             28,493                      2.2%

Jerry Hammes(4)                              49,318                      3.8%

V. Robert Hepler                             27,598                      2.1%

Scott C. Malpass                              5,963                       .5%

Jack Matthys                                 35,000                      2.7%

Arthur H. McElwee                            13,463                      1.0%

Myron C. Noble                               27,773                      2.2%

Richard A. Rosenthal(5)                      23,478                      1.8%

Robert A. Sullivan                           13,508                      1.1%

All directors and executive
officers as a group
(12 persons)                                282,253                     20.7%

-------------------------

(1) The information contained in this column is based upon information furnished to St. Joseph by the persons named above and the members of the designated group. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute an admission of beneficial ownership or voting or investment power over included shares.

(2) Includes shares obtainable under options granted to directors and officers of St. Joseph and the bank under St. Joseph's Stock Incentive Plan which are presently exercisable or which become exercisable within 60 days of the date of this table, as follows: Mr. John Rosenthal - 32,500 shares; Mr. Brady - 2,299; Mr. Eckrich-3,493; Mr. Hammes - 3,518; Mr. Hepler - 2,598; Messrs. Malpass and McElwee - 3,463; Mr. Matthys - 15,000; Mr. Noble - 2,773; Mr. Richard Rosenthal -3,478; Mr. Sullivan - 3,508; and all directors and executive officers as a group - 69,631.

(3) Includes 6,400 shares held in a trust for the benefit of Mr. Richard Rosenthal's family and over which Mr. John Rosenthal has shared voting and investment power.

(4) Includes 600 shares for which Mr. Hammes disclaims beneficial ownership.

(5) Includes 6,400 shares gifted to a trust for the benefit of Mr. Richard Rosenthal's family by Mr. Richard Rosenthal and for which he disclaims beneficial ownership.


                        DESCRIPTION OF CAPITAL SECURITIES

         The authorized capital stock of St. Joseph presently consists of 2,500,000 shares of common stock, par value $.01 per share, and 100,000 shares of preferred stock, par value $.01 per share, issuable in series.

COMMON STOCK

         As of June 30, 1999, there were 1,281,953 shares of common stock issued and outstanding held by approximately 70 holders of record of the common stock, and we estimate that we had 435 stockholders of our common stock holding their shares in street name. The common shares are listed for trading on the OTC Bulletin Board under the symbol "SJOE". The holders of common stock are entitled to one vote for each share held of record on all matters voted upon by stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, each share of outstanding common stock is entitled to participate equally in any distribution of net assets made to the stockholders in liquidation, dissolution or winding up St. Joseph and is entitled to participate equally in dividends as and when declared by St. Joseph's board. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of common stock. All shares of common stock have equal rights and preferences. The transfer agent and registrar for the common stock is First Union National Bank of North Carolina.

PREFERRED STOCK

         As of the date of this prospectus, no shares of preferred stock were issued or outstanding. The board is authorized to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares of such series subsequent to the issuance of shares of such series, but not below the number of shares then outstanding. Because the terms of the preferred stock can be fixed by the board without stockholder action, the preferred stock could be issued with terms calculated to defeat a proposed takeover of St. Joseph or to make the removal of management more difficult. The board, without stockholder approval, could issue preferred stock with dividend, voting and conversion rights which could adversely affect the rights of the holders of common stock. At present, St. Joseph has no plans to issue any shares of preferred stock.

CERTAIN ANTI-TAKEOVER, INDEMNIFICATION AND LIMITED LIABILITY PROVISIONS

         St. Joseph's certificate of incorporation contains certain provisions which may have the effect of delaying, deferring or preventing a change in control of St. Joseph. Such provisions could also result in St. Joseph being less attractive to a potential acquiror. The certificate provides that the board shall consist of three classes of directors, each serving for a three-year term ending in a successive year. This provision may make it more difficult to effect a takeover of St. Joseph because it would generally take two annual meetings of stockholders for an acquiring party to elect a majority of the board. As a result, a classified board may discourage proxy contests for the election of directors or purchasers of a substantial block of stock because it could operate to prevent obtaining control of the board in a relatively short period of time.

         The certificate also requires the affirmative vote of 66-2/3% of the outstanding shares of voting stock, or of shares held by disinterested stockholders if the transaction involves an interested stockholder, to approve certain fundamental changes such as mergers, consolidations or dissolutions of St. Joseph or the sale or lease of all or substantially all of St. Joseph's assets. A majority vote is required if these changes have received advance approval of 66-2/3% of St. Joseph's directors, or of directors not affiliated with an interested stockholder if the transaction involves an interested stockholder.

         In addition, the certificate of incorporation provides that the stockholders may only take action at a duly called and held meeting and may not take action by written consent. This provision may make it more difficult to effect a takeover of St. Joseph by means of certain transactions, such as a merger or sale of assets, by requiring a potential acquiror to hold a stockholders' meeting before such a transaction could be consummated.

         The certificate also provides that the provisions of the certificate governing the amendment of the certificate and the bylaws, establishing St. Joseph's classified board of directors, restricting certain business combinations with interested stockholders, requiring stockholder actions to be taken only at meetings, providing that special meetings of stockholders may only be called by the board and permitting the board to consider certain non-stockholder interests when evaluating a proposed tender or exchange offer, may be amended only by the affirmative vote of not less than 66-2/3% of the outstanding shares of voting stock of St. Joseph, unless such changes have received advance approval of at least 66-2/3% of St. Joseph's directors, in which case the required vote is a majority.

         St. Joseph is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date the person or entity becomes an interested stockholder, unless the business combination or the transaction in which the person becomes an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is generally defined as a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock, or did own within the three prior years. This provision may have the effect of delaying, deferring or preventing a change in control of St. Joseph without further action by the stockholders.

         As permitted by the provisions of the Delaware General Corporation Law, the certificate eliminates in certain circumstances the monetary liability of directors of St. Joseph for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director for:

            - a breach of the director's duty of loyalty to St. Joseph or its stockholders;

            - acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law;

            - liability arising under Section 174 of the Delaware General Corporation Law which relates to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law; or

            - any transaction from which the director derived an improper personal benefit.

In addition, these provisions do not limit the rights of St. Joseph or its stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

         St. Joseph's certificate of incorporation and bylaws provide that it shall indemnify all directors and officers of St. Joseph to the full extent permitted by the Delaware General Corporation Law. Under such provisions, any director or officer, who in his or her capacity as such, is made or threatened to be made, a party to any suit or proceeding, shall be indemnified if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests to St. Joseph. The certificate, bylaws and the Delaware General Corporation Law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the certificate, the bylaws, any agreement, insurance policies, vote of stockholders or disinterested directors or otherwise.


                         SHARES ELIGIBLE FOR FUTURE SALE

         If $5 million of common stock is sold through this offering, then we expect to have [_____] shares of our common stock outstanding afterward. If $8 million of common stock is sold through this offering, then we expect to have [_____] shares of our common stock outstanding afterward. Shares of St. Joseph's common stock purchased in this offering have been registered with the Securities and Exchange Commission under the Securities Act, and may generally be resold without registration under the Securities Act unless they were acquired by directors, executive officers, or other affiliates of St. Joseph or the bank. These affiliates of St. Joseph may generally only sell shares of the common stock pursuant to the Securities and Exchange Commission's Rule 144.

         In general, under Rule 144 as currently in effect, an affiliate of St. Joseph may sell shares of common stock within any three-month period in an amount limited to the greater of the following:

         -  1% of the outstanding shares of St. Joseph's common stock; or

         - the average weekly trading volume in St. Joseph's common stock during the four calendar weeks preceding such sale.

Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about St. Joseph.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered will be passed upon for St. Joseph by Barack Ferrazzano Kirschbaum Perlman & Nagelberg, Chicago, Illinois.

                                     EXPERTS

         The consolidated financial statements as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and for the period from February 29, 1996 (date of inception) to December 31, 1996, of St. Joseph and the bank included in this prospectus have been audited by Crowe, Chizek and Company LLP, independent certified public accountants. These statements are included in reliance upon the authority of Crowe, Chizek and Company LLP as experts in accounting and auditing.


                         WHERE YOU CAN FIND INFORMATION

         This prospectus is a part of a Registration Statement on Form SB-2 filed by St. Joseph with the Securities and Exchange Commission under the Securities Act, with respect to its common stock. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to St. Joseph and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Securities and Exchange Commission.

         St. Joseph is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934. However, we voluntarily file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission's web site. The address of that site is http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1400, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information.

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                           PAGE
                                                                                                           ----

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors..............................................................................F-2

Consolidated Balance Sheets at December 31, 1998 and 1997...................................................F-3

Consolidated Statements of Income for the
   Years Ended December 31, 1998, 1997 and period from February 29,
   1996 to December 31, 1996................................................................................F-4

Consolidated Statements of Changes in Stockholders' Equity
   for the Years Ended December 31, 1998, 1997 and period from February 29,
   1996 to December 31, 1996................................................................................F-5

Consolidated Statements of Cash Flows for the
   Years Ended December 31, 1998, 1997 and period from February 29,
   1996 to December 31, 1996................................................................................F-6

Notes to Consolidated Financial Statements..................................................................F-7

INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets at June 30, 1999 (unaudited) and December 31, 1998..............................F-26

Consolidated Statements of Income for the Six Months
   Ended June 30, 1999 and 1998 (unaudited).................................................................F-27

Consolidated Statements of Changes in Stockholders' Equity for the
   Six Months Ended June 30, 1999 and 1998 (unaudited)......................................................F-28

Consolidated Statements of Cash Flows for the Six Months
   Ended June 30, 1999 and 1998 (unaudited).................................................................F-29

Notes to Consolidated Financial Statements..................................................................F-30

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
St. Joseph Capital Corporation
Mishawaka, Indiana


We have audited the accompanying consolidated balance sheets of St. Joseph Capital Corporation (the Company) as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1998, and 1997 and for the period from February 29, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998, 1997 and for the period from February 29, 1996 (date of inception) to December 31, 1996 in conformity with generally accepted accounting principles.




                                      Crowe, Chizek and Company LLP


South Bend, Indiana
February 19, 1999

                         ST. JOSEPH CAPITAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997

--------------------------------------------------------------------------------

                                                                                      1998               1997
                                                                                      ----               ----
ASSETS
Cash and due from banks                                                         $     6,113,583    $        985,464
Interest-bearing deposits in other financial institutions -
  short-term                                                                              5,531                   -
Federal funds sold                                                                    9,600,000           3,550,000
                                                                                ---------------    ----------------
     Total cash and cash equivalents                                                 15,719,114           4,535,464
Interest-bearing deposits in other financial institutions
  (cost approximates fair value)                                                              -             500,000
Securities available for sale                                                        31,066,346          22,351,254
Federal Home Loan Bank (FHLB) stock                                                     222,200                   -
Loans receivable, net of allowance for loan losses
  of $751,675 in 1998 and $360,000 in 1997                                           48,011,296          21,991,115
Accrued interest receivable                                                             739,024             526,339
Premises and equipment, net                                                             742,495             881,840
Other assets                                                                            103,565              53,322
                                                                                ---------------    ----------------
         Total assets                                                           $    96,604,040    $     50,839,334
                                                                                ===============    ================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Deposits
         Noninterest-bearing demand                                             $    11,442,145    $      3,951,366
         Savings, NOW and money market                                               46,414,185          13,612,678
         Certificates of deposit                                                     18,534,135          17,351,837
                                                                                ---------------    ----------------
              Total deposits                                                         76,390,465          34,915,881
     Securities sold under agreements to repurchase                                   6,388,971           4,503,760
     FHLB advances                                                                    2,000,000                   -
     Accrued interest payable                                                           100,707             120,890
     Other liabilities                                                                  113,052              41,431
                                                                                ---------------    ----------------
         Total liabilities                                                           84,993,195          39,581,962

Stockholders' equity
     Preferred stock, $.01 par value, 100,000 shares
       authorized; -0- shares issued and outstanding                                          -                   -
     Common stock, $.01 par value, 2,500,000 shares
       authorized; 1,278,625  and 1,269,486 shares issued
       and outstanding in 1998 and 1997                                                  12,786              12,695
     Additional paid-in capital                                                      12,323,967          12,164,648
     Accumulated deficit                                                             (1,280,858)         (1,052,339)
     Accumulated other comprehensive income                                             554,950             132,368
                                                                                ---------------    ----------------
         Total stockholders' equity                                                  11,610,845          11,257,372
                                                                                ---------------    ----------------
         Total liabilities and stockholders' equity                             $    96,604,040    $     50,839,334
                                                                                ===============    ================

          See accompanying notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                    Years ended December 31, 1998, 1997 and
               period from February 29, 1996 to December 31, 1996

--------------------------------------------------------------------------------


                                                                     1998              1997              1996
                                                                     ----              ----              ----
Interest and dividend income
     Loans receivable, including fees                          $    2,796,772     $      883,629    $             -
     Securities available for sale - taxable                        1,652,227            920,425            197,057
     FHLB stock                                                         8,703                  -                  -
     Federal funds sold                                               325,139            176,944                  -
     Other interest earning assets                                      6,882             41,181                  -
                                                               --------------     --------------    ---------------
         Total interest and dividend income                         4,789,723          2,022,179            197,057

Interest expense
     Deposits                                                       2,297,456            834,759                  -
     Securities sold under agreements to repurchase                   398,701            107,393                  -
     Other borrowings                                                   2,922                172              7,656
                                                               --------------     --------------    ---------------
         Total interest expense                                     2,699,079            942,324              7,656
                                                               --------------     --------------    ---------------

NET INTEREST INCOME                                                 2,090,644          1,079,855            189,401

Provision for loan losses                                             391,675            360,000                  -
                                                               --------------     --------------    ---------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                 1,698,969            719,855            189,401

Noninterest income
     Gain on sales and calls of securities
       available for sale, net                                        116,644              2,139                  -
     Other income                                                      42,228              2,247                  -
                                                               --------------     --------------    ---------------
         Total noninterest income                                     158,872              4,386                  -

Noninterest expense
     Salaries and employee benefits                                 1,047,262            756,388            272,088
     Occupancy and equipment                                          449,496            301,478             29,588
     Other expense                                                    589,602            428,495            177,944
                                                               --------------     --------------    ---------------
         Total noninterest expense                                  2,086,360          1,486,361            479,620
                                                               --------------     --------------    ---------------

LOSS BEFORE INCOME TAXES                                             (228,519)          (762,120)          (290,219)

Income tax expense                                                          -                  -                  -
                                                               --------------     --------------    ---------------

NET LOSS $                                                     $     (228,519)    $     (762,120)   $      (290,219)
                                                               ==============     ==============    ===============

Basic and diluted loss per common share                        $         (.18)    $         (.60)   $          (.23)
                                                               ==============     ==============    ===============


          See accompanying notes to consolidated financial statements.

                         ST. JOSEPH CAPITAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     Years ended December 31, 1998, 1997 and
               period from February 29, 1996 to December 31, 1996

--------------------------------------------------------------------------------




                                                                                        Accumulated
                                                         Additional                        Other          Total
                                            Common         Paid-In      Accumulated     Comprehensive  Stockholders'
                                             Stock         Capital        Deficit          Income         Equity
                                             -----         -------        -------          ------         ------
BALANCE AT FEBRUARY 29, 1996            $           -  $            -  $           -  $           -  $            -

Comprehensive loss:
    Net loss                                        -               -       (290,219)             -        (290,219)
    Net change in net unrealized
      appreciation (depreciation) on
      securities available for sale, net
      of reclassification adjustments
      and tax effects                               -               -              -        (32,547)        (32,547)
                                                                                                     --------------
       Total comprehensive loss                     -               -              -              -        (322,766)

Proceeds from issuance of common
  stock for initial capitalization              1,000               -              -              -           1,000

Proceeds from issuance of
  1,265,160 shares of common stock,
  net of stock offering costs                  12,652      12,103,000              -              -      12,115,652

Redemption of common stock
  from initial capitalization                  (1,000)              -              -              -          (1,000)
                                        -------------  --------------  -------------  -------------  --------------

BALANCE AT DECEMBER 31, 1996                   12,652      12,103,000       (290,219)       (32,547)     11,792,886

Comprehensive loss:
    Net loss                                        -               -       (762,120)             -        (762,120)
    Net change in net unrealized
      appreciation (depreciation) on
      securities available for sale, net
      of reclassification adjustments
      and tax effects                               -               -              -        164,915         164,915
                                                                                                     --------------
       Total comprehensive loss                     -               -              -              -        (597,205)

Proceeds from issuance of
  4,326 shares of common stock                     43          61,648              -              -          61,691
                                        -------------  --------------  -------------  -------------  --------------

BALANCE AT DECEMBER 31, 1997                   12,695      12,164,648     (1,052,339)       132,368      11,257,372

Comprehensive income:
    Net loss                                        -               -       (228,519)             -        (228,519)
    Net change in net unrealized
      appreciation (depreciation) on
      securities available for sale, net
      of reclassification adjustments
      and tax effects                               -               -              -        422,582         422,582
                                                                                                     --------------
       Total comprehensive income                   -               -              -              -         194,063

Proceeds from issuance of
  9,139 shares of common stock                     91         159,319              -              -         159,410
                                        -------------  --------------  -------------  -------------  --------------

BALANCE AT DECEMBER 31, 1998            $      12,786  $   12,323,967  $  (1,280,858) $     554,950  $   11,610,845
                                        =============  ==============  =============  =============  ==============


          See accompanying notes to consolidated financial statements.

                         ST. JOSEPH CAPITAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended December 31, 1998, 1997 and
               period from February 29, 1996 to December 31, 1996

--------------------------------------------------------------------------------

                                                                     1998              1997              1996
                                                                     ----              ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                  $     (228,519)    $     (762,120)    $     (290,219)
     Adjustments to reconcile net loss
       to net cash from operating activities
         Depreciation                                                 219,273            138,215              4,176
         Provision for loan losses                                    391,675            360,000                  -
         Net amortization (accretion) on securities
           available for sale                                          61,223            (61,395)          (167,621)
         Gain on sales and calls of securities
           available for sale, net                                   (116,644)            (2,139)                 -
         Net change in
              Accrued interest receivable                            (212,685)          (526,339)                 -
              Other assets                                            (50,243)           (24,651)           (28,671)
              Accrued interest payable                                (20,183)           120,890                  -
              Other liabilities                                        71,621             (7,088)            48,519
                                                               --------------     --------------    ---------------
                  Net cash from operating activities                  115,518           (764,627)          (433,816)

CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in interest-bearing deposits in
       other financial institutions                                   500,000           (500,000)                 -
     Purchase of securities available for sale                    (28,031,891)       (32,281,778)       (17,054,828)
     Proceeds from sales of securities available for sale          11,269,802          4,001,875                  -
     Proceeds from maturities and calls of securities
       available for sale                                           8,525,000         16,285,000          7,062,000
     Purchase of FHLB stock                                          (222,200)                 -                  -
     Net change in loans receivable                               (26,411,856)       (22,351,115)                 -
     Purchase of premises and equipment, net                          (79,928)          (745,335)          (278,896)
                                                               --------------     --------------    ---------------
         Net cash from investing activities                       (34,451,073)       (35,591,353)       (10,271,724)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                        41,474,584         34,915,881                  -
     Net change in securities sold under agreements
       to repurchase                                                1,885,211          4,503,760                  -
     Proceeds from FHLB advances                                    2,000,000                  -                  -
     Proceeds from other borrowings                                         -                  -            275,000
     Repayment of other borrowings                                          -                  -           (275,000)
     Proceeds from issuance of common stock, net                      159,410             61,691         12,115,652
                                                               --------------     --------------    ---------------
         Net cash from financing activities                        45,519,205         39,481,332         12,115,652
                                                               --------------     --------------    ---------------

Net change in cash and cash equivalents                            11,183,650          3,125,352          1,410,112

Cash and cash equivalents at beginning of period                    4,535,464          1,410,112                  -
                                                               --------------     --------------    ---------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                     $   15,719,114     $    4,535,464    $     1,410,112
                                                               ==============     ==============    ===============

Supplemental disclosures of cash flow information
     Cash paid during the year for
         Interest                                              $    2,719,262     $      821,434    $         7,656
         Income taxes                                                       -                  -                  -


          See accompanying notes to consolidated financial statements.

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of St. Joseph Capital Corporation conform to generally accepted accounting principles and to general practices within the banking industry. The following describes the significant accounting and reporting policies, which are employed in the preparation of the financial statements.

Principles of Consolidation: The consolidated financial statements include the accounts of St. Joseph Capital Corporation, a bank holding company located in Mishawaka, Indiana, (the Company) and its wholly-owned subsidiary St. Joseph Capital Bank. All significant intercompany balances and transactions have been eliminated.

Nature of Business and Concentration of Credit Risk: The Company accepts deposits and grants commercial, real estate, and installment loans to customers primarily in northern Indiana. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate.

Segments: The Company, through its subsidiary, St. Joseph Capital Bank (the
Bank), provides a broad range of financial services to individuals and companies in northern Indiana. These services include demand, time and savings deposits; lending; credit card servicing; ATM processing and cash management. While the Company's chief decision makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

Use of Estimates in Preparing Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The allowance for loan losses, fair values of financial instruments, the realization of deferred tax assets and fair value of stock options involve certain significant estimates made by management. These estimates are reviewed by management routinely and it is reasonably possible that circumstances that exist at December 31, 1998 may change in the near-term future and that the effect could be material to the financial statements.

Restrictions on Cash and Due From Banks: To satisfy legal cash reserve and clearing balance requirements, noninterest-bearing balances are required to be maintained as deposits with the Federal Reserve or as cash on hand. The total required cash reserve and clearing balance requirements was $477,000 and $107,000 at year end 1998 and 1997.


                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in other comprehensive income (loss) and stockholders' equity, net of tax. Securities are classified as trading when held for short-term periods in anticipation of market gains, and are carried at fair value. Securities are written down to fair value when a decline in fair value is not temporary.

The estimated fair value of securities is based on quoted market values for the individual securities or for equivalent securities. Gains and losses on the sale of securities are determined using the specific identification method based on amortized cost and are reflected in results of operations at the time of sale. Interest income includes amortization of purchase premiums and discounts over the estimated life of the security using the level yield method.

Loans Receivable: Loans are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.



                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreclosed Real Estate: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of acquisition, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time of acquisition is accounted for as a loan loss and charged against the allowance for loan losses. Valuations are periodically performed by management and valuation allowances are adjusted through a charge to income for changes in fair value or estimated selling costs. There were no foreclosed real estate properties held at December 31, 1998 or 1997.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Leasehold improvements are depreciated using the straight-line method over the lease term. Furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful life of the assets. Maintenance and repairs are expensed, and major improvements are capitalized. Assets are reviewed for impairment under Statement of Financial Accounting Standards (SFAS) No. 121 when events indicate that the reported carrying amount may not be fully recoverable.

Profit Sharing Plan: The Company maintains a 401(k) profit sharing plan covering substantially all employees. For details concerning the plan, see Note 9.

Income Taxes: Income tax expense (benefit) is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities computed using enacted tax rates. As the Company has only recently begun operations, a valuation allowance reduces deferred tax assets to zero.

Financial Instruments With Off-Balance-Sheet Risk: The Company, in the normal course of business, makes commitments to make loans which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note 13.

Dividend Restriction: Banking regulations require the maintenance of certain capital levels which limit the amount of dividends which may be paid. For regulatory capital requirements, see Note 14.

Comprehensive Income (Loss): Comprehensive income (loss) consists of net income
(loss) and other comprehensive income (loss). Other comprehensive income (loss) includes the net change in net unrealized appreciation (depreciation) on securities available for sale, net of tax which is also recognized as a separate component of stockholders' equity. The accounting standard that requires reporting comprehensive income (loss) first applies for 1998, with prior information restated to be comparable.



                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income (Loss) Per Common Share: Basic income (loss) per common share is based on the net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted income (loss) per common share shows the dilutive effect of additional potential common shares issuable under stock options.

Stock Option Plan: Expense for employee compensation under stock option plans is based on Accounting Principles Board (APB) Opinion 25, with expense reported only if options are granted below market price at grant date. If applicable, disclosures of net income and income or loss per common share are provided as if the fair value method of SFAS No. 123 were used for stock-based compensation.

Statement of Cash Flows: For purposes of the statement of cash flows, cash and cash equivalents are defined to include the Company's cash on hand and due from other banks, its short-term interest-bearing deposits in other financial institutions and federal funds sold with a maturity of 90 days or less. The Company reports net cash flows for customer loan and deposit transactions, interest-bearing deposits in other financial institutions and short-term borrowings with original maturities of 90 days or less.

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 16. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications: Certain amounts in the 1997 and 1996 consolidated financial statements were reclassified to conform with the 1998 presentation.


NOTE 2 - ORGANIZATION

St. Joseph Capital Corporation was incorporated under the laws of the state of Delaware on February 29, 1996, with an initial capitalization of $1,000. During 1996 and the first part of 1997, the Company's activities were limited to the organization of the Bank, as well as preparation for and completion of a $12,650,000 common stock offering (the Offering). The Company sold 1,265,000 shares of common stock at a price of $10 per share in the Offering resulting in net proceeds of $12,115,000. A substantial portion of the proceeds of the Offering were used by the Company to provide the initial capitalization of the Bank which occurred on February 13, 1997, at which time the Bank began operations.


                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 3 - SECURITIES AVAILABLE FOR SALE

Year end securities available for sale were as follows:


                                                                        Gross             Gross
                                                    Amortized        Unrealized        Unrealized         Fair
1998                                                  Cost              Gains            Losses           Value
----                                                  ----              -----            ------           -----
Debt securities
     U.S. Government and
       federal agencies                          $   26,706,094   $       575,570   $      (5,660)  $    27,276,004
     Obligations of states and
       political subdivisions                         2,586,869             4,538         (17,039)        2,574,368
     Corporate bonds                                  1,193,446             1,403               -         1,194,849
     Marketable equity securities                        24,987                 -          (3,862)           21,125
                                                 --------------   ---------------   -------------   ---------------

                                                 $   30,511,396   $       581,511   $     (26,561)  $    31,066,346
                                                 ==============   ===============   =============   ===============
1997
----

Debt securities
     U.S. Government and
       federal agencies                          $   22,059,046   $       136,756   $      (5,507)  $    22,190,295
     Obligations of states and
       political subdivisions                           159,840             1,119               -           160,959
                                                 --------------   ---------------   -------------   ---------------

                                                 $   22,218,886   $       137,875   $      (5,507)  $    22,351,254
                                                 ==============   ===============   =============   ===============

The amortized cost and fair value of securities available for sale by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                             -----------December 31, 1998----------
                                                                                        -----------------
                                                                                    Amortized             Fair
                                                                                      Cost                Value
                                                                                      ----                -----
         Due in one year or less                                                $     4,197,141    $      4,214,699
         Due after one year through five years                                       17,618,128          18,005,072
         Due after five years through ten years                                       8,138,426           8,290,770
         Due after ten years                                                            532,714             534,680
         Marketable equity securities                                                    24,987              21,125
                                                                                ---------------    ----------------

                                                                                $    30,511,396    $     31,066,346
                                                                                ===============    ================

                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES AVAILABLE FOR SALE (Continued)

Activities related to sales and calls of securities available for sale are summarized as follows:

                                                                   1998               1997                1996
                                                                   ----               ----                ----
         Proceeds from sales                                 $   11,269,802     $     4,001,875    $              -
         Gross gains on sales                                       117,139               2,802                   -
         Gross gains on calls                                           522                   -                   -
         Gross losses on sales                                        1,017                 663                   -
         Tax effects of gain on sales and calls, net                      -                   -                   -

At December 31, 1998 and 1997, securities and FHLB stock, with an amortized cost of approximately $14,364,000 and $7,119,000, respectively, were pledged to secure certain deposits, securities sold under agreements to repurchase and FHLB advances.


NOTE 4 - LOANS RECEIVABLE, NET

Year end loans receivable were as follows:

                                                                                  1998               1997
                                                                                  ----               ----
     One to four family residential mortgage loans                         $    13,311,145     $     5,909,708
     Construction loans - residential                                              629,168             468,094
     Construction loans - commercial                                             4,966,020           3,400,709
     Commercial and multi-family real estate loans                              14,988,484           6,251,140
     Commercial business loans                                                  13,247,735           5,081,563
     Consumer loans                                                              1,636,286           1,241,508
                                                                           ---------------     ---------------
                                                                                48,778,838          22,352,722
     Allowance for loan losses                                                    (751,675)           (360,000)
     Net deferred loan origination fees                                            (15,867)             (1,607)
                                                                           ---------------     ---------------

                                                                           $    48,011,296     $    21,991,115
                                                                           ===============     ===============

Activity in the allowance for loan losses at year end was as follows:

                                                              1998                1997               1996
                                                              ----                ----               ----
     Beginning balance                                  $       360,000    $             -     $             -
     Provision for loan losses                                  391,675            360,000                   -
     Recoveries                                                       -                  -                   -
     Charge-offs                                                      -                  -                   -
                                                        ---------------    ---------------     ---------------

     Ending balance                                     $       751,675    $       360,000     $             -
                                                        ===============    ===============     ===============

                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 4 - LOANS RECEIVABLE, NET (Continued)

At December 31, 1998 and 1997 no portion of the allowance for loan losses was allocated to impaired loan balances as there were no loans considered impaired as of or for the years ended December 31, 1998 and 1997.

Certain directors and executive officers of the Company and its subsidiary, including associates of such persons, are loan customers. A summary of the related party loan activity, for loans aggregating $60,000 or more to any one related party, is as follows:

                                                                 1998               1997
                                                                 ----               ----
           Balance - beginning of year                    $     1,272,000     $             -
           New loans                                            1,723,000           1,330,000
           Repayments                                            (756,000)            (58,000)
           Other changes                                          600,000                   -
                                                          ---------------     ---------------

           Balance - end of year                          $     2,839,000     $     1,272,000
                                                          ===============     ===============

Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period.


NOTE 5 - PREMISES AND EQUIPMENT, NET

Year end premises and equipment were as follows:

                                                               1998                 1997
                                                               ----                 ----
     Leasehold improvements, furniture, fixtures
       and equipment                                     $      1,104,159    $      1,024,231
     Accumulated depreciation                                    (361,664)           (142,391)
                                                         ----------------    ----------------

                                                         $        742,495    $        881,840
                                                         ================    ================


                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 6 - DEPOSITS

Certificates of deposit in denominations of $100,000 or more was approximately $15,066,000 and $15,250,000 at year end 1998 and 1997.

At December 31, 1998, the scheduled maturities of certificates of deposit were as follows for the years ended December 31:

                  1999                                                      $      16,926,888
                  2000                                                                604,470
                  2001                                                              1,002,777
                                                                            -----------------

                                                                            $      18,534,135
                                                                            =================

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. These arrangements are all short-term retail repurchase agreements and are secured by securities available for sale. Such collateral is held by safekeeping agents of the Company. Information concerning securities sold under agreements to repurchase for 1998 and 1997, is summarized as follows:

                                                                                   1998               1997
                                                                                   ----               ----
     Amount outstanding at year end                                          $     6,388,971    $    4,503,760
     Weighted average interest rate at year end                                         4.08%             4.97%
     Maximum month end balance during the year                               $    14,183,976    $    4,588,163
     Average daily balance during the year                                   $     8,600,634    $    2,152,651
     Weighted average interest rate during the year                                     4.64%             4.99%

Securities, including accrued interest, underlying these agreements at year end were as follows:

                                                                                   1998               1997
                                                                                   ----               ----
     Carrying value                                                          $    11,367,000    $    6,042,000
     Fair value                                                              $    11,367,000    $    6,042,000

The following presents the carrying value and market value, including accrued interest, of securities pledged for securities sold under agreements to repurchase according to the maturity of such agreements at December 31, 1998.


                                                                                                         Repurchase
                                                                                                          Liability
                         U.S. Agencies          U.S. Treasuries              Total                        Weighted
                      -------------------     -------------------     -------------------                  Average
                      Carrying     Market     Carrying     Market     Carrying     Market     Repurchase  Interest
                        Value       Value       Value       Value       Value       Value      Liability    Rate
                        -----       -----       -----       -----       -----       -----      ---------    ----
                                                         (Dollars in thousands)
Overnight            $    9,322  $    9,322  $    2,045   $   2,045   $   11,367  $   11,367  $    6,389      4.08%
                     ==========  ==========  ==========   =========   ==========  ==========  ==========  ========


                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE (Continued)

At December 31, 1998, information regarding repurchase agreements with an underlying at risk amount which exceeds 10% of total stockholders' equity is as follows:

                                                                   Weighted
                                                               Average Maturity
                                             Amount              Of Repurchase
                                             At Risk               Liability
                                             -------               ---------
           Counterparty No. 1            $  1,392,000              Overnight
           Counterparty No. 2               1,833,000              Overnight
           Counterparty No. 3               1,463,000              Overnight
           Counterparty No. 4               1,962,000              Overnight
           Counterparty No. 5               1,659,000              Overnight
           Counterparty No. 6               1,827,000              Overnight

The amount at risk under a repurchase agreement is defined as the excess of the carrying amount, or market value, if higher, of the sold securities, including accrued interest, over the amount of the repurchase liability, evaluated on an individual counterparty basis regardless of whether this amount is used for other repurchase agreements. The Company is at risk for this amount if the counterparty fails to perform under the terms of the repurchase agreement.


NOTE 8 - ADVANCES FROM FHLB

At December 31, 1998, the Bank had an advance from the FHLB of Indianapolis in the amount of $2,000,000 with a fixed interest rate of 4.99% which matures in 2008. The advance contains an option for the FHLB to convert the entire advance to a periodic adjustable rate advance at December 30, 2003 with an interest rate equal to the three month LIBOR flat rate. At December 31, 1998, in addition to FHLB stock of $222,200, the Company pledged securities with a minimum carrying value of approximately $3,075,000 to the FHLB to secure advances outstanding.


NOTE 9 - BENEFIT PLANS

The Company's Board of Directors has adopted stock option plans. Under the terms of these plans, options for up to 200,000 shares of the Company's common stock may be granted to key management, employees and directors of the Company and its subsidiaries. The exercise price of the options is determined at the time of grant by an administrative committee appointed by the Board of Directors.



                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 9 - BENEFIT PLANS (Continued)

SFAS No. 123 requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following proforma information presents net loss per common share had the fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $-0- for 1998, 1997 and 1996.

The fair value of options granted during 1998, 1997 and 1996 is estimated using the following weighted average information: risk-free interest rate of 4.8%, 6.5% and 6.5%, expected life of 10 years, expected volatility of stock price of
 .18, .13 and .15, and expected dividends of 0% per year.

                                                                1998               1997               1996
                                                                ----               ----               ----
     Net loss as reported                                  $     (228,519)   $      (762,120)   $     (290,219)
     Proforma net loss                                     $     (382,553)   $    (1,181,415)   $     (476,453)

     Basic and diluted loss per common
      share as reported                                    $         (.18)   $         (.60)    $         (.23)
     Proforma basic and diluted loss
       per common share                                    $         (.30)   $         (.93)    $         (.38)

In future years, the proforma effect of not applying this standard is expected to increase as additional options are granted.

Stock option plans are used to reward employees and provide them with an additional equity interest. Options are issued for 10-year periods with varying vesting periods. Information about option grants follows:

                                                                                                       Weighted
                                              Number of                             Weighted            Average
                                             Outstanding         Exercise            Average          Fair Value
                                               Options             Price         Exercise Price        of Grants
                                               -------             -----         --------------        ---------
     Outstanding, beginning of 1996                   -
     Granted                                     56,030     $ 10.00 -  $ 10.62      $   10.03          $   4.92
                                            -----------
     Outstanding, end of 1996                    56,030       10.00 -    10.62          10.03
     Granted                                     35,765       10.62 -    17.25          14.45          $   9.71
                                            -----------
     Outstanding, end of 1997                    91,795       10.00 -    17.25          11.75
     Granted                                     34,367       17.25 -    18.25          17.98          $   6.92
                                            -----------
     Outstanding, end of 1998                   126,162       10.00 -    18.25          13.45
                                            ===========

                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 9 - BENEFIT PLANS (Continued)

The weighted average remaining contractual life of options outstanding at December 31, 1998 was approximately eight years. Stock options exercisable at December 31, 1998, 1997 and 1996 totaled 99,362, 77,795 and 28,030 at a weighted average exercise price of $12.22, $12.06 and $10.05. As of December 31, 1998, 73,838 options remain available for future grants.

The Company maintains a 401(k) plan covering substantially all employees. The plan provides for voluntary employee contributions and discretionary employer contributions. Employee voluntary contributions are vested at all times and the Company's discretionary contributions are fully vested after three years. Annual expense related to the plan is based on a discretionary matching of 50% of voluntary employee contributions on the first 6% of the participants' compensation. The plan also allows for an additional discretionary contribution on the employee's behalf for any eligible employee irrespective of the employee's voluntary participation in the plan during the year. The discretionary matching percentage and the additional discretionary contribution are to be determined by the Board of Directors at the end of each year. The expense recorded related to this plan was $24,000 for 1998, $14,000 for 1997 and $-0- for 1996.


NOTE 10 - OTHER EXPENSE

Other expense amounts were as follows:

                                                                        1998            1997              1996
                                                                        ----            ----              ----
     Advertising and promotion                                     $      49,659    $      48,403    $       23,487
     Client courier                                                       92,297           49,317                 -
     Data processing                                                     110,531           64,107             2,650
     Incorporation expense                                                 6,156            6,156            30,819
     Liability insurance                                                  26,461           25,200             2,158
     Printing, postage, stationery and supplies                           46,287           44,221            31,639
     Professional dues and memberships                                    21,258           16,082             8,238
     Professional fees                                                   112,786           84,921            55,805
     Telephone                                                            31,884           22,951             8,148
     Other                                                                92,283           67,137            15,000
                                                                   -------------    -------------    --------------

                                                                   $     589,602    $     428,495    $      177,944
                                                                   =============    =============    ==============


                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 11 - INCOME TAXES

There was no income tax expense (benefit) for 1998, 1997 or 1996 as the result of recording a valuation allowance in the amount of net deferred tax assets.

Total income tax expense differed from the amounts computed by applying the federal income tax rate of 34% in all periods presented to loss before income taxes as a result of the following for the years ended December 31:

                                                                        1998            1997              1996
                                                                        ----            ----              ----
Income tax expense (benefit) at statutory rate                     $     (77,696)   $   (259,121)   $       (98,674)
Tax effect of:
         State tax, net of federal income
           tax effect                                                    (13,071)        (41,699)           (15,814)
         Effect of deferred tax valuation allowance                       77,791         293,094            111,658
         Other, net                                                       12,976           7,726              2,830
                                                                   -------------    ------------    ---------------

              Total income tax expense                             $           -    $          -    $             -
                                                                   =============    ============    ===============

The components of the net deferred tax asset recorded in the consolidated balance sheets as of December 31 are as follows:

                                                                        1998            1997              1996
                                                                        ----            ----              ----
     Deferred tax assets
         Net operating loss carryforward                           $     262,987    $    286,625    $       173,625
         Allowance for bad debts                                         264,767         142,596                  -
         Donation carryforward                                                 -           4,315                  -
         Net unrealized depreciation
           on securities available for sale                                    -               -             13,019
         Other                                                             7,633           1,007                  -
                                                                   -------------    ------------    ---------------
                                                                         535,387         434,543            186,644




                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 11 - INCOME TAXES (Continued)

                                                                        1998            1997              1996
                                                                        ----            ----              ----
     Deferred tax liabilities
         Accretion                                                 $     (15,841)   $    (13,379)   $       (61,359)
         Depreciation                                                    (37,003)        (16,412)                 -
         Other                                                                 -               -               (608)
                                                                   -------------    ------------    ---------------
                                                                         (52,844)        (29,791)           (61,967)
     Valuation allowance                                                (482,543)       (404,752)          (124,677)
                                                                   -------------    ------------    ---------------

         Net deferred tax asset                                    $           -    $          -    $             -
                                                                   =============    ============    ===============

A valuation allowance had been recorded to offset the excess of all deferred tax assets over deferred tax liabilities.

As of December 31, 1998, the Company has $687,245 and $522,703 of net operating loss carryforwards available for federal and state income tax purposes expiring in 2016 - 2017 for federal purposes and 2011 - 2012 for state purposes.


NOTE 12 - BASIC AND DILUTED LOSS PER COMMON SHARE

Loss per common and potential common share are based on the combined weighted average number of common shares and potential common shares outstanding which include, where appropriate, the assumed exercise or conversion of outstanding stock options. In computing loss per common and potential common share, the Company has utilized the treasury stock method.

The computation of loss per common share, weighted average common and potential common shares used in the calculation of basic and diluted loss per common share is as follows:

                                                                   1998              1997               1996
                                                                   ----              ----               ----
BASIC LOSS PER COMMON SHARE
     Net loss                                                $     (228,519)    $     (762,120)   $     (290,219)
     Weighted average common shares
       outstanding                                                1,276,596          1,266,830         1,265,024
                                                             ==============     ==============    ==============

         BASIC LOSS PER COMMON SHARE                         $         (.18)    $         (.60)   $         (.23)
                                                             ==============     ==============    ==============



                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 12 - BASIC AND DILUTED LOSS PER COMMON SHARE (Continued)

                                                                   1998              1997               1996
                                                                   ----              ----               ----
DILUTED LOSS PER COMMON SHARE
     Net loss                                                $     (228,519)    $     (762,120)   $     (290,219)

     Weighted average common shares
       outstanding                                                1,276,596          1,266,830         1,265,024
     Add:  dilutive effects of assumed stock
       option exercises                                                   -                  -                 -
                                                             --------------     --------------    --------------

     Weighted average common and dilutive
       additional potential common shares
       outstanding                                                1,276,596          1,266,830         1,265,024
                                                             ==============     ==============    ==============

         DILUTED LOSS PER COMMON SHARE                       $         (.18)    $        (.60)    $         (.23)
                                                             ==============     =============     ==============

Outstanding stock options for 126,162, 91,795 and 56,030 shares of common stock at December 31, 1998, 1997 and 1996, were not considered in computing diluted loss per common share for 1998, 1997 and 1996 because they were antidilutive. Additionally, in January 1999 the Company granted stock options for 3,266 shares of common stock which may affect the computation of diluted earnings per common share in future periods.


NOTE 13- COMMITMENTS AND CONTINGENCIES

Some financial instruments are used to meet customer financing needs and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, unused open end revolving lines of credit and standby letters of credit. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the balance sheet.

Commitments at year end were as follows:

                                                                                      1998                1997
                                                                                      ----                ----
     Commitments to extend credit                                               $     4,040,000    $      5,105,000
     Unused open end revolving lines of credit                                       21,821,000          11,924,000
     Standby letters of credit                                                        3,147,000           1,043,000




                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 13- COMMITMENTS AND CONTINGENCIES (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment, and generally have fixed expiration dates. Standby letters of credit are conditional commitments to guarantee a customer's performance to a third party. Exposure to credit loss if the other party does not perform is represented by the contractual amount of these items. Collateral or other security is normally not obtained for these financial instruments prior to their use, and many of the commitments are expected to expire without being used.

Under an employment agreement with an executive officer, certain events leading to separation from the Company could result in cash payments totaling approximately $346,000 at December 31, 1998.

The Company has leased a building for its main office location. The lease has a term of five years with the option for one five-year extension. In addition, the lease agreement allows the Company to purchase the building for $800,000 at any time during the term of the lease. The aggregate annual lease payments were $77,000 for 1998 and $67,500 for 1997, the first year of the lease. The lease payments increase by $9,500 in 1999 and in each succeeding year for the two remaining years of the lease.

                  1999                                                              $      86,500
                  2000                                                                     96,000
                  2001                                                                    105,500
                                                                                    -------------

                  Total                                                             $     288,000
                                                                                    =============

NOTE 14 - REGULATORY MATTERS

At year end, the Bank was considered well capitalized and all regulatory capital requirements were met. The Bank's actual capital levels (in millions) and minimum required levels were:


                                                                                                  Minimum Required
                                                                                                     To Be Well
                                                                           Minimum Required       Capitalized Under
                                                                              For Capital         Prompt Corrective
                                                           Actual          Adequacy Purposes     Action Regulations
                                                           ------          -----------------     ------------------
1998                                                 Amount     Ratio        Amount   Ratio       Amount    Ratio
----                                                 ------     -----        ------   -----       ------    -----
Total capital (to risk weighted assets)            $     9.9    17.1%    $     4.7     8.0%    $    5.8     10.0%
Tier 1 capital (to risk weighted assets)                 9.2    15.8           2.3     4.0          3.5      6.0
Tier 1 capital (to average assets)                       9.2    11.0           3.4     4.0          4.2      5.0

1997
Total capital (to risk weighted assets)            $     9.6    40.2%    $     1.9     8.0%    $    2.4     10.0%
Tier 1 capital (to risk weighted assets)                 9.3    38.9           1.0     4.0          1.4      6.0
Tier 1 capital (to average assets)                       9.3    20.0           1.9     4.0          2.3      5.0



                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 15 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed financial statements for the parent company, St. Joseph Capital Corporation.

                            CONDENSED BALANCE SHEETS
                           December 31, 1998 and 1997

                                                                                    1998                 1997
                                                                                    ----                 ----
ASSETS
Cash and cash equivalents                                                       $     1,870,197    $      1,773,792
Securities available for sale                                                            21,125                   -
Investment in Bank subsidiary                                                         9,717,009           9,476,930
Other assets                                                                              4,588              12,092
                                                                                ---------------    ----------------

     Total assets                                                               $    11,612,919    $     11,262,814
                                                                                ===============    ================

LIABILITIES
Other liabilities                                                               $         2,074    $          5,442

STOCKHOLDERS' EQUITY                                                                 11,610,845          11,257,372
                                                                                ---------------    ----------------

     Total liabilities and stockholders' equity                                 $    11,612,919    $     11,262,814
                                                                                ===============    ================

                         CONDENSED STATEMENTS OF INCOME
Years ended December 31, 1998, 1997 and period from February 29, 1996 to December 31, 1996

                                                                 1998                1997                1996
                                                                 ----                ----                ----
Interest income                                             $           119     $        66,545    $        197,057
Interest expense                                                          -                   -              (7,656)
Other expenses                                                      (42,273)           (172,327)           (479,620)
                                                            ---------------     ---------------    ----------------

LOSS BEFORE INCOME TAXES AND EQUITY
  IN UNDISTRIBUTED NET LOSS OF BANK
  SUBSIDIARY                                                        (42,154)           (105,782)           (290,219)

Income tax benefit                                                        -                   -                   -
                                                            ---------------     ---------------    ----------------

LOSS BEFORE EQUITY IN UNDISTRIBUTED
  NET LOSS OF BANK SUBSIDIARY                                       (42,154)           (105,782)           (290,219)

Equity in undistributed net loss of Bank
  subsidiary                                                       (186,365)           (656,338)                  -
                                                            ---------------     ---------------    ----------------

NET LOSS                                                    $      (228,519)    $      (762,120)   $       (290,219)
                                                            ===============     ===============    ================



                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 15 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31, 1998, 1997 and period from February 29, 1996 to December 31, 1996

                                                                    1998              1997              1996
                                                                    ----              ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                 $     (228,519)    $     (762,120)   $    (290,219)
     Adjustments to reconcile net loss
       to net cash from operating activities
         Equity in undistributed net loss
           of Bank subsidiary                                        186,365            656,338                -
         Depreciation                                                      -              1,528            4,176
         Discount accretion                                                -            (45,542)        (167,621)
         Net change in other assets                                    7,504              6,224          (28,671)
         Net change in other liabilities                              (3,368)           (43,077)          48,519
                                                              --------------     --------------    -------------
              Net cash from operating activities                     (38,018)          (186,649)        (433,816)

CASH FLOWS FROM INVESTING ACTIVITIES
     Investment in Bank subsidiary                                         -           (346,382)               -
     Purchase of securities available for sale                       (24,987)        (3,056,000)     (17,054,828)
     Proceeds from maturities and calls of securities
       available for sale                                                  -          3,930,061        7,062,000
     Purchase of premises and equipment, net                               -            (39,041)        (278,896)
                                                              --------------     --------------    -------------
         Net cash from investing activities                          (24,987)           488,638      (10,271,724)

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from other borrowings                                        -                  -          275,000
     Repayment of other borrowings                                         -                  -         (275,000)
     Proceeds from issuance of common stock, net                     159,410             61,691       12,115,652
                                                              --------------     --------------    -------------
         Net cash from financing activities                          159,410             61,691       12,115,652
                                                              --------------     --------------    -------------

Net change in cash and cash equivalents                               96,405            363,680        1,410,112

Cash and cash equivalents at beginning of period                   1,773,792          1,410,112                -
                                                              --------------     --------------    -------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                    $    1,870,197     $    1,773,792    $   1,410,112
                                                              ==============     ==============    =============

Non-cash transfers to investment in Bank subsidiary
     Securities available for sale                            $            -     $    9,331,930    $           -
     Premise and equipment, net                                            -            312,233                -
     Other assets                                                          -             10,355                -



                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments at year end are as follows, in thousands:

                                                    ---------------1998-----------   --------------1997------------
                                                                   ----                            ----
                                                       Carrying        Estimated        Carrying         Estimated
                                                        Amount        Fair Value         Amount         Fair Value
                                                        ------        ----------         ------         ----------
Financial assets
     Cash and cash equivalents                      $      15,719    $      15,719   $       4,535   $        4,535
     Interest-bearing deposits in other
       financial institutions                                   -                -             500              500
     Securities available for sale                         31,066           31,066          22,351           22,351
     FHLB stock                                               222              222               -                -
     Loans receivable, net of allowance
       for loan losses                                     48,011           48,370          21,991           22,039
     Accrued interest receivable                              739              739             526              526

Financial liabilities
     Noninterest-bearing demand,
       savings, NOW and money
       market                                             (57,856)         (57,856)        (17,564)         (17,564)
     Certificates of deposit                              (18,534)         (18,534)        (17,352)         (17,352)
     Securities sold under agreements to
       repurchase                                          (6,389)          (6,389)         (4,504)          (4,504)
     FHLB advances                                         (2,000)          (2,000)              -                -
     Accrued interest payable                                (101)            (101)           (121)            (121)

The estimated fair value approximates carrying amount for all items except those described below. Estimated fair value for securities available for sale is based on quoted market values for the individual securities or for equivalent securities. Estimated fair value for loans is based on the rates charged at year end for new loans with similar maturities, applied until the loans are assumed to reprice or be paid. Estimated fair value for other financial instruments and off-balance-sheet loan commitments is considered nominal.

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of such items at year end 1998 or 1997, the estimated fair values would necessarily have been achieved at that date, since the market values may differ depending on various circumstances. Also, the use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The estimated fair values at year end 1998 and 1997 should not necessarily be considered to apply at subsequent dates.



                                   (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 17 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

                                                                          1998             1997            1996
                                                                          ----             ----            ----
Net change in net unrealized appreciation
  (depreciation) on securities available
  for sale

     Net unrealized appreciation (depreciation)
       arising during the year                                        $    539,226    $    167,054     $    (32,547)

     Reclassification adjustments for gains
       included in net loss                                               (116,644)         (2,139)               -
                                                                      ------------    ------------     ------------

         Net change in net unrealized appreciation
           (depreciation) on securities available
           for sale                                                        422,582         164,915          (32,547)

Tax effects                                                                      -               -                -
                                                                      ------------    ------------     ------------

     Total other comprehensive income (loss)                          $    422,582    $    164,915     $    (32,547)
                                                                      ============    ============     ============

                         ST. JOSEPH CAPITAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                 June 30, 1999 (Unaudited) and December 31, 1998

--------------------------------------------------------------------------------

                                                                                      1999                1998
                                                                                      ----                ----
ASSETS
Cash and due from banks                                                         $     5,217,832    $      6,113,583
Interest-bearing deposits in other financial institutions -
  short-term                                                                            155,440               5,531
Federal funds sold                                                                    7,100,000           9,600,000
                                                                                ---------------    ----------------
     Total cash and cash equivalents                                                 12,473,272          15,719,114
Securities available for sale                                                        27,548,122          31,066,346
Federal Home Loan Bank (FHLB) stock                                                     388,800             222,200
Loans receivable, net of allowance for loan losses
  of $957,675 in 1999 and $751,675 in 1998                                           65,180,510          48,011,296
Accrued interest receivable                                                             838,143             739,024
Premises and equipment, net                                                           1,467,058             742,495
Other assets                                                                             71,005             103,565
                                                                                ---------------    ----------------

         Total assets                                                           $   107,966,910    $     96,604,040
                                                                                ===============    ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Deposits
         Noninterest-bearing demand                                             $    10,544,803    $     11,442,145
         Savings, NOW and money market                                               44,770,691          46,414,185
         Certificates of deposit                                                     27,491,951          18,534,135
                                                                                ---------------    ----------------
              Total deposits                                                         82,807,445          76,390,465
     Securities sold under agreements to repurchase                                  10,354,997           6,388,971
     FHLB advances                                                                    3,500,000           2,000,000
     Accrued interest payable                                                           144,029             100,707
     Other liabilities                                                                  108,668             113,052
                                                                                ---------------    ----------------
         Total liabilities                                                           96,915,139          84,993,195

Stockholders' equity
     Preferred stock, $.01 par value, 100,000 shares
       authorized; -0- shares issued and outstanding                                          -                   -
     Common stock, $.01 par value, 2,500,000 shares
       authorized; 1,281,953 and 1,278,625 shares issued
       and outstanding in 1999 and 1998                                                  12,820              12,786
     Additional paid-in capital                                                      12,377,968          12,323,967
     Accumulated deficit                                                             (1,106,065)         (1,280,858)
     Accumulated Other Comprehensive Income                                            (232,952)            554,950
                                                                                ---------------    ----------------
         Total stockholders' equity                                                  11,051,771          11,610,845
                                                                                ---------------    ----------------

              Total liabilities and stockholders' equity                        $   107,966,910    $     96,604,040
                                                                                ===============    ================

     See accompanying notes to unaudited consolidated financial statements.

                         ST. JOSEPH CAPITAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
               Six months ended June 30, 1999 and 1998 (Unaudited)

--------------------------------------------------------------------------------

                                                                                       1999              1998
                                                                                       ----              ----
Interest and dividend income
     Loans receivable, including fees                                             $    2,271,597    $     1,202,320
     Securities available for sale - taxable                                             875,625            759,958
     FHLB stock                                                                           14,515                  -
     Federal funds sold                                                                   98,180            124,795
     Other interest earning assets                                                         5,328              6,865
                                                                                  --------------    ---------------
         Total interest and dividend income                                            3,265,245          2,093,938

Interest expense
     Deposits                                                                          1,430,724          1,051,041
     Securities sold under agreements to repurchase                                      181,096            124,478
     FHLB advances                                                                        73,908                  -
     Other borrowings                                                                      3,520              2,921
                                                                                  --------------    ---------------
         Total interest expense                                                        1,689,248          1,178,440
                                                                                  --------------    ---------------

NET INTEREST INCOME                                                                    1,575,997            915,498

Provision for loan losses                                                                206,000            200,005
                                                                                  --------------    ---------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                    1,369,997            715,493

Noninterest income
     Gain on sales and calls of securities
       available for sale, net                                                                 -             11,334
     Other income                                                                         43,051              8,996
                                                                                  --------------    ---------------
         Total noninterest income                                                         43,051             20,330

Noninterest expense
     Salaries and employee benefits                                                      694,992            481,346
     Occupancy and equipment                                                             226,484            219,962
     Other expense                                                                       316,779            253,989
                                                                                  --------------    ---------------
         Total noninterest expense                                                     1,238,255            955,297
                                                                                  --------------    ---------------

INCOME (LOSS) BEFORE INCOME TAXES                                                        174,793           (219,474)

Income tax expense                                                                             -                  -
                                                                                  --------------    ---------------

NET INCOME (LOSS)                                                                 $      174,793    $      (219,474)
                                                                                  ==============    ===============

Basic income (loss) per common share                                              $          .14    $          (.17)
                                                                                  ==============    ===============

Diluted income (loss) per common share                                            $          .13    $          (.17)
                                                                                  ==============    ================

     See accompanying notes to unaudited consolidated financial statements.

                         ST. JOSEPH CAPITAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              Six months ended June 30, 1999 and 1998 (Unaudited)


--------------------------------------------------------------------------------


                                                                                     1999               1998
                                                                                     Total              Total
                                                                                 Stockholders'      Stockholders'
                                                                                    Equity             Equity
                                                                                    ------             ------
BALANCE AT JANUARY 1:                                                           $   11,610,845    $   11,257,372

Comprehensive income (loss):
     Net income (loss)                                                                 174,793          (219,474)
     Net change in net unrealized
       appreciation (depreciation) on
       securities available for sale, net
       of reclassification adjustments
       and tax effects                                                                (787,902)           35,107
                                                                                --------------    --------------
         Total comprehensive income (loss)                                            (613,109)         (184,367)

Proceeds from issuance of 3,328 shares
  in 1999 and 7,636 shares of common stock in 1998                                      54,035           128,401
                                                                                --------------    --------------

BALANCE AT JUNE 30:                                                             $   11,051,771    $   11,201,406
                                                                                ==============    ==============








     See accompanying notes to unaudited consolidated financial statements.

                         ST. JOSEPH CAPITAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               Six months ended June 30, 1999 and 1998 (Unaudited)

--------------------------------------------------------------------------------


                                                                                       1999              1998
                                                                                       ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                            $      174,793    $      (219,474)
     Adjustments to reconcile net income (loss)
       to net cash from operating activities
         Depreciation                                                                    118,804            107,556
         Provision for loan losses                                                       206,000            200,005
         Net amortization on securities available for sale                                45,184             25,549
         Net change in
              Accrued interest receivable                                                (99,119)          (159,216)
              Other assets                                                                32,560               (719)
              Accrued interest payable                                                    43,322             (3,483)
              Other liabilities                                                           (4,384)           (16,692)
                                                                                  --------------    ---------------
                  Net cash from operating activities                                     517,160            (66,474)

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of securities available for sale                                        (1,514,862)       (20,290,766)
     Proceeds from maturities and calls of securities
       available for sale                                                              4,200,000         11,497,831
     Purchase of FHLB stock                                                             (166,600)                 -
     Net change in loans receivable                                                  (17,375,214)        (9,538,555)
     Purchase of premises and equipment, net                                            (843,367)           (33,709)
     Net change in interest bearing deposits                                                   -            500,000
                                                                                  --------------    ---------------
         Net cash from investing activities                                          (15,700,043)       (17,865,199)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                                            6,416,980         22,134,115
     Net change in securities sold under agreements
       to repurchase and other borrowings                                              3,966,026          1,192,335
     Proceeds from FHLB advances                                                       1,500,000                  -
     Proceeds from issuance of common stock, net                                          54,035            128,401
                                                                                  --------------    ---------------
         Net cash from financing activities                                           11,937,041         23,454,851
                                                                                  --------------    ---------------

Net change in cash and cash equivalents                                               (3,245,842)         5,523,178

Cash and cash equivalents at beginning of period                                      15,719,114          4,535,464
                                                                                  --------------    ---------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $   12,473,272    $    10,058,642
                                                                                  ==============    ===============



     See accompanying notes to unaudited consolidated financial statements.

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            June 30, 1999 and 1998 (Unaudited) and December 31, 1998


--------------------------------------------------------------------------------


The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10-01 of Regulation S-X. Accordingly, footnote disclosures, which would substantially duplicate the disclosures contained in the most recent audited financial statements, have been omitted. In the opinion of management of the Company, all adjustments necessary for a fair presentation of such financial information have been included. All such adjustments are of a normal recurring nature. The results of operations and cash flows for the six months ended June 30, 1999 may not be indicative of the results for the entire year. The accompanying unaudited consolidated financial statements should be read in conjunction with the notes to consolidated financial statements contained in the December 31, 1998 consolidated financial statements.

NOTE 1 - LOANS RECEIVABLE, NET

Loans receivable were as follows:

                                                                                 June 30,           December 31,
                                                                                   1999                 1998
                                                                                   ----                 ----
     One to four family residential mortgage loans                           $     20,364,067    $     13,311,145
     Construction loans - residential                                               1,007,233             629,168
     Construction loans - commercial                                                5,503,658           4,966,020
     Commercial and multi-family real estate loans                                 22,572,677          14,988,484
     Commercial business loans                                                     15,205,464          13,247,735
     Consumer loans                                                                 1,523,837           1,636,286
                                                                             ----------------    ----------------
                                                                                   66,176,936          48,778,838
     Allowance for loan losses                                                       (957,675)           (751,675)
     Net deferred loan origination fees                                               (38,751)            (15,867)
                                                                             ----------------    ----------------

                                                                             $     65,180,510    $     48,011,296
                                                                             ================    ================

Activity in the allowance for loan losses was as follows:

                                                                             Six Months Ended        Year Ended
                                                                                 June 30,           December 31,
                                                                                   1999                 1998
                                                                                   ----                 ----
     Beginning balance                                                       $        751,675    $        360,000
     Provision for loan losses                                                        206,000             391,675
     Recoveries                                                                             -                   -
     Charge-offs                                                                            -                   -
                                                                             ----------------    ----------------

     Ending balance                                                          $        957,675    $        751,675
                                                                             ================    ================

                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            June 30, 1999 and 1998 (Unaudited) and December 31, 1998

--------------------------------------------------------------------------------

NOTE 1 - LOANS RECEIVABLE, NET (Continued)

At June 30, 1999 and December 31, 1998 no portion of the allowance for loan losses was allocated to impaired loan balances as there were no loans considered impaired as of or for the period ending June 30, 1999 and for the year ending December 31, 1998.


NOTE 2 - PREMISES AND EQUIPMENT, NET

Premises and equipment were as follows:


                                                                                 June 30,           December 31,
                                                                                   1999                 1998
                                                                                   ----                 ----
     Land                                                                    $        200,000    $              -
     Building and improvements                                                        782,311                   -
     Leasehold improvements, furniture, fixtures
       and equipment                                                                  965,215           1,104,159
     Accumulated depreciation                                                        (480,468)           (361,664)
                                                                             ----------------    ----------------

                                                                             $      1,467,058    $        742,495
                                                                             ================    ================

NOTE 3 - STOCK OPTION PLAN

The Company's Board of Directors has adopted stock option plans. Under the terms of these plans, options for up to 200,000 shares of the Company's common stock may be granted to key management, employees and directors of the Company and its subsidiaries. The exercise price of the options is determined at the time of grant by an administrative committee appointed by the Board of Directors.

SFAS No. 123 requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following proforma information presents net income (loss) per common share had the fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $-0-for June 30, 1999 and 1998.




                                   (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            June 30, 1999 and 1998 (Unaudited) and December 31, 1998

--------------------------------------------------------------------------------

NOTE 3 - STOCK OPTION PLAN (Continued)

The fair value of options granted during the periods ending June 30, 1999 and 1998 is estimated using the following weighted average information: risk-free interest rate of 5.01% and 4.8%, expected life of 10 years, expected volatility of stock price of .12 and .18, and expected dividends of 0% per year.


                                                                                  1999              1998
                                                                                  ----              ----
     Net income (loss) as reported                                           $     174,793      $     (219,474)
     Proforma net income (loss)                                              $       4,034      $     (250,118)

     Basic income (loss) per common share as reported                        $         .14      $         (.17)
     Diluted income (loss) per common share as reported                      $         .13      $         (.17)
     Proforma basic income (loss) per common share                           $         .00      $         (.20)
     Proforma diluted income (loss) per common share                         $         .00      $         (.20)

In future years, the proforma effect of not applying this standard is expected to increase as additional options are granted.

Stock option plans are used to reward employees and provide them with an additional equity interest. Options are issued for 10-year periods with varying vesting periods. Information about option grants follows:

                                                                                                       Weighted
                                              Number of                             Weighted            Average
                                             Outstanding         Exercise            Average          Fair Value
                                               Options             Price         Exercise Price        of Grants
                                               -------             -----         --------------        ---------
     Outstanding, December 31,
       1997                                      91,795      $ 10.00 - $ 17.25     $    11.75
     Granted                                     34,367        17.25 -   18.25          17.98          $   6.92
                                            -----------
     Outstanding, December 31,
       1998                                     126,162        10.00 -   18.25          13.45
     Granted                                     47,328        16.75 -   17.75          16.82          $   6.48
                                            -----------
     Outstanding, June 30, 1999                 173,490        10.00 -   18.25          14.37
                                            ===========

The weighted average remaining contractual life of options outstanding at June 30, 1999 was approximately eight years. Stock options exercisable at June 30, 1999 and December 31, 1998 totaled 102,628 and 99,362 at a weighted average exercise price of $12.65 and $12.22. As of June 30, 1999, 26,510 options were available for future grants.


                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            June 30, 1999 and 1998 (Unaudited) and December 31, 1998

--------------------------------------------------------------------------------

NOTE 4 - INCOME TAXES

There was no income tax expense (benefit) for the six months ended June 30, 1999 and 1998 as the result of recording a valuation allowance in the amount of net deferred tax assets.

Total income tax expense differed from the amounts computed by applying the federal income tax rate of 34% in all periods presented to loss before income taxes as a result of the following for the six months ended June 30:


                                                                                        1999              1998
                                                                                        ----              ----
Income tax expense (benefit) at statutory rate                                      $     59,430    $       (74,621)
Tax effect of:
         State tax, net of federal income
           tax effect                                                                     11,586            (11,583)
         Effect of deferred tax valuation allowance                                      (75,278)            81,785
         Other, net                                                                        4,262              4,419
                                                                                    ------------    ---------------

              Total income tax expense                                              $          -    $             -
                                                                                    ============    ===============

The components of the net deferred tax asset recorded in the consolidated balance sheets as of June 30, 1999 and December 31, 1998 are as follows:

                                                                                      June 30,        December 31,
                                                                                        1999              1998
                                                                                        ----              ----
     Deferred tax assets
         Net operating loss carryforward                                            $    102,447    $       262,987
         Allowance for bad debts                                                         346,364            264,767
         Other                                                                            17,054              7,633
                                                                                    ------------    ---------------
                                                                                    $    465,865    $       535,387
                                                                                    ============    ===============

     Deferred tax liabilities
         Accretion                                                                  $    (21,597)   $       (15,841)
         Depreciation                                                                    (37,003)           (37,003)
                                                                                    -------------   ---------------
                                                                                         (58,600)           (52,844)
     Valuation allowance                                                                (407,265)          (482,543)
                                                                                    ------------    ---------------

         Net deferred tax asset                                                     $          -    $             -
                                                                                    ============    ===============


                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           June 30 and 1999 and 1998 (Unaudited) and December 31, 1998


--------------------------------------------------------------------------------


NOTE 4 - INCOME TAXES (Continued)

A valuation allowance has been recorded to offset the excess of all deferred tax assets over deferred tax liabilities.

As of June 30, 1999, the Company would have approximately $285,000 and $101,000 of net operating loss carryforwards available for federal and state income tax purposes expiring in 2016-2017 for federal purposes and 2011-2012 for state purposes, if tax returns were filed as of June 30, 1999.

NOTE 5 - BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE

Income (loss) per common and potential common share are based on the combined weighted average number of common shares and potential common shares outstanding which include, where appropriate, the assumed exercise or conversion of outstanding stock options. In computing income (loss) per common and potential common share, the Company has utilized the treasury stock method.

The computation of income (loss) per common share, weighted average common and potential common shares used in the calculation of basic and diluted income
(loss) per common share is as follows as of June 30:

                                                                                   1999                 1998
                                                                                   ----                 ----
BASIC INCOME (LOSS) PER COMMON SHARE
     Net income (loss)                                                       $        174,793    $       (219,474)
     Weighted average common shares outstanding                                     1,280,351           1,275,324
                                                                             ================    ================

         BASIC INCOME (LOSS) PER COMMON SHARE                                $            .14    $           (.17)
                                                                             ================    ================

DILUTED INCOME (LOSS) PER COMMON SHARE
     Net income (loss)                                                       $        174,793    $       (219,474)

     Weighted average common shares
       outstanding                                                                  1,280,351           1,275,324
     Add:  dilutive effects of assumed stock
       option exercises                                                                26,175                   -
                                                                             ----------------    ----------------

     Weighted average common and dilutive
       additional potential common shares
       outstanding                                                                  1,306,526           1,275,324
                                                                             ================    ================

         DILUTED INCOME (LOSS) PER COMMON SHARE                              $            .13    $           (.17)
                                                                             ================    ================



                                  (Continued)

                         ST. JOSEPH CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           June 30 and 1999 and 1998 (Unaudited) and December 31, 1998


--------------------------------------------------------------------------------

NOTE 5 - BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE (Continued)

Outstanding stock options for 83,135 and 97,091 shares of common stock at June 30, 1999 and 1998, were not considered in computing diluted income (loss) per common share for 1999 and 1998 because they were antidilutive.


NOTE 6 - COMMITMENTS AND CONTINGENCIES

Some financial instruments are used to meet customer financing needs and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, unused open end revolving lines of credit and standby letters of credit. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the balance sheet.

Commitments were as follows:

                                                                                    June 30,          December 31,
                                                                                      1999                1998
                                                                                      ----                ----
     Commitments to extend credit                                               $     3,183,000    $      4,040,000
     Unused open end revolving lines of credit                                       24,027,000          21,821,000
     Standby letters of credit                                                        3,344,000           3,147,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment, and generally have fixed expiration dates. Standby letters of credit are conditional commitments to guarantee a customer's performance to a third party. Exposure to credit loss if the other party does not perform is represented by the contractual amount of these items. Collateral or other security is normally not obtained for these financial instruments prior to their use, and many of the commitments are expected to expire without being used.

Under an employment agreement with an executive officer, certain events leading to separation from the Company could result in cash payments totaling approximately $375,000 at June 30, 1999.

During 1998, the Company had leased a building for its main office location. During 1999, the Company exercised an option in the building lease agreement to purchase the building for $800,000.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates, except the SEC's registration fee:

     SEC's registration fee............................................$  1,390
     Printing and mailing expenses.......................................18,000
     Fees and expenses of counsel.......................................100,000
     Accounting and related expenses.....................................50,000
     Blue Sky fees and expenses...........................................1,000
     Miscellaneous........................................................4,610
     Total..............................................................175,000


ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         In accordance with the Delaware General Corporation Law, Articles Ninth and Tenth of St. Joseph Capital Corporation's certificate of incorporation provide as follows:

              NINTH: Each person who is or was a director or officer of the corporation and each person who serves or served at the request of the corporation as a director, officer or partner of another enterprise, shall be indemnified by the corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of the State of Delaware, as the same now exists or may be hereafter amended. No amendment to or repeal of this Article IX shall apply to or have any effect on the rights of any individual referred to in this Article IX for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

              TENTH: To the fullest extent permitted by the General Corporation Law of Delaware, as the same now exists or may be hereafter amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

         Article VII of St. Joseph Capital Corporation's Bylaws further provides as follows:

              SECTION 7.1  INDEMNIFICATION

              7.1.1 ACTIONS, SUITS OR PROCEEDINGS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

              7.1.2 ACTIONS OR SUITS BY OR IN THE RIGHT OF THE CORPORATION. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving or has agreed to serve at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

              7.1.3 INDEMNIFICATION FOR COSTS, CHARGES AND EXPENSES OF SUCCESSFUL PARTY. Notwithstanding the other provisions of this Section 7.1, to the extent that a director, officer, employee or agent has been successful, on the merits or otherwise, including, without limitation, to the extent permitted by applicable law, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Sections 7.1.1 and 7.1.2, or in defense of any claim, issue or matter therein, he or she shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

              7.1.4 DETERMINATION OF RIGHT TO INDEMNIFICATION. Any indemnification under Sections 7.1.1 and 7.1.2, (unless ordered by a court) shall be paid by the corporation, if a determination is made (a) by the board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, or (b) if such majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders, that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections
         7.1.1 and 7.1.2.

              7.1.5 ADVANCE OF COSTS, CHARGES AND EXPENSES. Expenses (including attorneys' fees) incurred by a person referred to in Sections 7.1.1 and
         7.1.2 in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that the payment of such costs, charges and expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation as authorized in this Article VII. Such costs, charges and expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the majority of the directors deems appropriate. The majority of the directors may, in the manner set forth above, and upon approval of such director or officer of the corporation, authorize the corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the corporation is a party to such action, suit or proceeding.

              7.1.6 PROCEDURE FOR INDEMNIFICATION. Any indemnification under Sections 7.1.1, 7.1.2 and 7.1.3, or advance of costs, charges and expenses under Section 7.1.5, shall be made promptly, and in any event within 60 days, upon the written request of the director, officer, employee or agent. The right to indemnification or advances as granted by this Article VII shall be enforceable by the director, officer, employee or agent in any court of competent jurisdiction, if the corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 7.1.5, where the required undertaking, if any, has been received by the corporation) that the claimant has not met the standard of conduct set forth in Sections 7.1.1 and 7.1.2, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 7.1.1 and 7.1.2, nor the fact that there has been an actual determination by the corporation (including its board of directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

              7.1.7 SETTLEMENT. The corporation shall not be obligated to reimburse the costs of any settlement to which it has not agreed. If in any action, suit or proceeding, including any appeal, within the scope of Sections 7.1.1 and 7.1.2, the person to be indemnified shall have unreasonably failed to enter into a settlement thereof offered or assented to by the opposing party or parties in such action, suit or proceeding, then, notwithstanding any other provision hereof, the indemnification obligation of the corporation to such person in connection with such action, suit or proceeding shall not exceed the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time such settlement could reasonably have been effected.

              SECTION 7.2 SUBSEQUENT AMENDMENT. No amendment, termination or repeal of this Article VII or of relevant provisions of the Delaware General Corporation Law or any other applicable law shall affect or diminish in any way the rights of any director or officer of the corporation to indemnification under the provisions hereof with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

              SECTION 7.3 OTHER RIGHTS; CONTINUATION OF RIGHT TO INDEMNIFICATION. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which a director, officer, employee or agent seeking indemnification may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office or while employed by or acting as agent for the corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. Nothing contained in this
         Article VII shall be deemed to prohibit, and the corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth herein. All rights to indemnification under this
         Article VII shall be deemed to be a contract between the corporation and each director or officer of the corporation who serves or served in such capacity at any time while this Article VII is in effect. The corporation shall not consent to any acquisition, merger, consolidation or other similar transaction unless the successor corporation assumes by operation of law or by agreement the obligations set forth in this
         Article VII.

              SECTION 7.4 INSURANCE. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under this
         Article VII.

              SECTION 7.5  CERTAIN DEFINITIONS. For purposes of this Article
         VII:

                    (i) references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises, shall stand in the same position under this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued;

                    (ii) references to "other enterprises" shall include employee benefit plans;

                    (iii) references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan;

                    (iv) references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and

                    (v) a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation," as referred to in this Article VII.

              SECTION 7.6 SAVINGS CLAUSE. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director or officer of the corporation as to any costs, charges, expenses (including attorney's fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the full extant permitted by applicable law.

              SECTION 7.7 SUBSEQUENT LEGISLATION. If the Delaware General Corporation Law is amended after the date hereof to further expand the indemnification permitted to directors and officers of the corporation, then the corporation shall indemnify such person to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling St. Joseph pursuant to the foregoing provisions, St. Joseph has been informed that in the opinion of the Commission such indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable.

         St. Joseph also carries Directors' and Officers' liability insurance in the amount of $2.0 million.

ITEM 16.      EXHIBITS.

      Exhibit
      Number
      ------

       3.1 Certificate of Incorporation, as amended, of St. Joseph Capital Corporation

       3.2    Bylaws of St. Joseph Capital Corporation


       5.1 Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg (previously filed)


       10.1   St. Joseph Capital Corporation 1996 Stock Incentive Plan

       10.2 Stock Option Agreement between St. Joseph Capital Corporation and John W. Rosenthal, dated June 11, 1996

       10.3 Employment Agreement between St. Joseph Capital Corporation and John W. Rosenthal, dated March 18, 1996

       10.4 Amendment, dated January 8, 1998, to Employment Agreement between St. Joseph Capital Corporation and John W. Rosenthal

       10.5   St. Joseph Capital Bank 401(k) Plan


       21.1   Subsidiaries of the Registrant (previously filed)

       23.1   Consent of Crowe, Chizek and Company LLP (previously filed)


       23.2 Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg (included in opinion filed as Exhibit 5.1)

       24.1   Powers of Attorney (included as part of Signature Pages)


       27.1   Financial Data Schedule (previously filed)

       99.1   Form of Stock Order Form



ITEM 17.      UNDERTAKINGS.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(f) The Registrant hereby undertakes that:

       (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 242(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

       (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mishawaka, State of Indiana, on July 16, 1999.

                              ST. JOSEPH CAPITAL CORPORATION



                              By: /s/ John W. Rosenthal
                                  ----------------------------------------------
                                  John W. Rosenthal, Chairman, President and
                                  Chief Executive Officer

                              By: /s/ Edward R. Pooley
                                  ----------------------------------------------
                                  Edward R. Pooley, Senior Vice President and
                                  Chief Financial and Accounting Officer

         Know all men by these presents, that each person whose signature appears below constitutes and appoints John W. Rosenthal and Edward R. Pooley, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (including in his capacity as a director or officer of St. Joseph Capital Corporation) to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 16, 1999.

                        Signature                         Title
                        ---------                         -----

              /s/ John W. Rosenthal            Chairman, President and Chief
              -----------------------------    Executive Officer
              John W. Rosenthal

              /s/ Brian R. Brady               Director
              -----------------------------
              Brian R. Brady

              /s/ David A. Eckrich             Director
              -----------------------------
              David A. Eckrich

              /s/ Jerry Hammes                 Director
              -----------------------------
              Jerry Hammes

              /s/ V. Robert Hepler             Director
              -----------------------------
              V. Robert Hepler

              /s/ Scott C. Malpass             Director
              -----------------------------
              Scott C. Malpass

              /s/ Jack Matthys                 Vice Chairman and Director
              -----------------------------
              Jack Matthys

              /s/ Arthur H. McElwee, Jr.       Director
              -----------------------------
              Arthur H. McElwee, Jr.

              /s/ Myron C. Noble               Director
              -----------------------------
              Myron C. Noble

              /s/ Richard A. Rosenthal         Director
              -----------------------------
              Richard A. Rosenthal

              /s/ Robert A. Sullivan           Director
              -----------------------------
              Robert A. Sullivan

                                  EXHIBIT INDEX


Exhibit                                                                                             Filed     Sequential
Number                 Description of Exhibit            Incorporated Herein by Reference to      Herewith     Page No.
-------------------------------------------------------------------------------------------------------------------------
3.1            Certificate of Incorporation, as         the Registration Statement on Form
               amended, of St. Joseph Capital           SB-2 filed by the Company on June 21,
               Corporation                              1996 (SEC file No. 333-06581), as
                                                        amended.

3.2            Bylaws of St. Joseph Capital             the Registration Statement on Form
               Corporation                              SB-2 filed by the Company on June 21,
                                                        1996 (SEC file No. 333-06581), as
                                                        amended.

5.1            Opinion of Barack Ferrazzano                                                      previously filed
               Kirschbaum Perlman & Nagelberg

10.1           St. Joseph Capital Corporation  1996     the Registration Statement on Form
               Stock Incentive Plan                     SB-2 filed by the Company on June 21,
                                                        1996 (SEC file No. 333-06581), as
                                                        amended.

10.2           Stock Option Agreement between St.       the Registration Statement on Form
               Joseph Capital Corporation and John W.   SB-2 filed by the Company on June 21,
               Rosenthal, dated June 11, 1996           1996 (SEC file No. 333-06581), as
                                                        amended.

10.3           Employment Agreement between St.         the Registration Statement on Form
               Joseph Capital Corporation and John W.   SB-2 filed by the Company on June 21,
               Rosenthal, dated March 18, 1996          1996 (SEC file No. 333-06581), as
                                                        amended.

10.4           Amendment, dated January 8, 1998, to     the 1997 Form 10-KSB filed by the
               Employment Agreement between St.         Company on March 31, 1998.
               Joseph Capital Corporation and John W.
               Rosenthal

10.5           St. Joseph Capital Bank 401(k) Plan      the Registration Statement on Form S-8
                                                        filed by the Company on October 29,
                                                        1996 (SEC file No. 333-14999).

21.1           Subsidiaries of St. Joseph Capital                                                previously filed
               Corporation

23.1           Consent of Crowe, Chizek and Company                                              previously filed
               LLP

23.2           Consent of Barack Ferrazzano                                                      previously filed
               Kirschbaum Perlman & Nagelberg
               (included in opinion filed as
               Exhibit 5.1)

24.1           Powers of Attorney
               (included as part of Signature Pages)

27.1           Financial Data Schedule                                                           previously filed

99.1           Form of Stock Order Form